UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Distribution Solutions Group, Inc.

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DSG DISTRIBUTION SOLUTIONS GROUP

Powerful Solutions. Proven Results.

Notice of Annual Meeting and Proxy Statement

2023

distributionsolutionsgroup.com

Distribution Solutions Group, Inc.
8770 West Bryn Mawr Avenue, Suite 900
Chicago, Illinois 60631

Dear Fellow Stockholders:

You are cordially invited to attend our Annual Meeting of Stockholders of Distribution Solutions Group, Inc. ("DSG", the "Company", "we" or "us"), which will be held solely online via live webcast at 10:30 a.m., Central Time, on Friday, May 19, 2023. Further information about the meeting and the matters to be considered is contained in the formal Notice of Annual Meeting of Stockholders and Proxy Statement on the following pages.

Distribution Solutions Group delivered exceptional performance in 2022, which demonstrates the power of our strategic transformation from a stand-alone MRO business at Lawson Products, Inc. to a leading multi-platform distribution solutions company with scale and leadership to drive sustainable growth. We achieved sales records in 2022, enhanced margins, and expanded profitability. We continue to see large growth opportunities with significant operating leverage through this scalable platform of asset-light, high touch service models in fragmented end markets. We remain excited about our pipeline of actionable and highly accretive acquisition opportunities expected to accelerate growth. Our vision is to continue to leverage these unique platform capabilities, capitalize on end markets that have strong secular tailwinds, and accelerate organic and acquisition growth to generate profitability and cash flow, and importantly, create long-term value for our shareholders.

It is important that your shares be represented at this meeting. Whether or not you plan to attend, we hope that you vote using one of the available voting options outlined on your proxy card.

The Board and I would like to thank all of the leadership and operating company teams for all of their hard work, commitment and dedication in making 2022 a successful and record-setting year.

Sincerely,

J. Bryan King
Chairman, President, and Chief Executive Officer

Distribution Solutions Group, Inc.
8770 West Bryn Mawr Avenue, Suite 900
Chicago, Illinois 60631
________________

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
May 19, 2023

TO THE STOCKHOLDERS:

We are very pleased that this year’s Annual Meeting will again be a virtual meeting of stockholders, which will be conducted solely online via live webcast on May 19, 2023, at 10:30 a.m., Central Time. You will be able to attend and participate in the Annual Meeting online and vote your shares electronically by visiting: www.meetnow.global/MSTWXK6 the meeting date and time described in the accompanying proxy statement.

We continue to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the Company. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.
What will I be voting on?

Proposals	Page Number	Board Recommendation
Election of eight directors	8	FOR each nominee
Ratification of the Appointment of BDO USA, LLP	11	FOR
To approve, on an advisory basis, the compensation of our named executive officers (say-on-pay)	12	FOR
To vote, on an advisory basis, on the frequency of holding future advisory stockholder votes (say on frequency) to approve the compensation of our named executive officers	14	1 YEAR
Transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who is entitled to vote at the Annual Meeting?

You may vote at the meeting if you were a Distribution Solutions Group, Inc. stockholder of record at the close of business on the record date. The Board of Directors of the Company (the “Board” or “Board of Directors”) has fixed the close of business on March 30, 2023, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Accompanying this Notice is a Proxy, a Proxy Statement and a copy of the Company's 2022 Annual Report on Form 10-K.

Important Note Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 19, 2023: A copy of this Notice, the accompanying Proxy Statement and the Company's 2022 Annual Report on Form 10-K are available at www.edocumentview.com/DSGR.

By Order of the Board of Directors
Richard D. Pufpaf
Secretary

Chicago, Illinois
April 6, 2023

The accompanying Proxy Statement is dated April 6, 2023, and the accompanying Proxy Statement and form of proxy are first being sent to Company stockholders on or about April 6, 2023.

_______________

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 19, 2023
________________
QUESTIONS AND ANSWERS ABOUT THE 2023
ANNUAL MEETING AND VOTING

How do I vote?
You can vote at the Annual Meeting using the voting procedures set forth at www.meetnow.global/MSTWXK6 or by proxy without attending the meeting. You may also vote your shares by telephone or via the Internet as set forth in the enclosed proxy. Even if you expect to attend the virtual annual meeting, we strongly encourage you to sign and return the enclosed proxy in the envelope provided. If you execute a proxy, you still may attend the virtual meeting and vote using the voting procedures set forth at www.meetnow.global/MSTWXK6.

Can I change my vote?
Yes. If you are a registered stockholder, you can change your proxy vote or revoke your proxy at any time before the Annual Meeting by:
(1) Revoking it by written notice to Richard D. Pufpaf, our Secretary, at 8770 West Bryn Mawr Avenue, Suite 900, Chicago, Illinois, 60631 before your original proxy is voted at the Annual Meeting;
(2) Delivering a later-dated proxy (including a telephone or Internet vote); or
(3) Voting at the meeting using the voting procedures set forth at www.meetnow.global/MSTWXK6.

If you are a beneficial owner and hold your shares in “street name,” please refer to the information forwarded by your bank, broker, or other holder of record for procedures on revoking or changing your proxy.

How many votes do I have?
You will have one vote for every share of Distribution Solutions Group, Inc. ("DSG", "Company", "we", "our") common stock that you owned at the close of business on March 30, 2023, except that, as discussed in Proposal 1 (Election of Directors), stockholders are entitled to cumulative voting in the election of directors. For all other proposals, you will have one vote for every share of DSG common stock that you own.

How many shares are entitled to vote?
There are 21,121,570 shares of DSG common stock outstanding as of March 30, 2023 and entitled to be voted at the meeting.

How many votes are needed to elect the directors?
•Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares present in person or represented by proxy.
•If any nominee should become unavailable for election as a director, which is not contemplated, the proxies will have discretionary authority to vote for a substitute.
•In the absence of a specific direction from a stockholder, proxies in respect of such stockholder’s shares will be voted “For” the election of all named director nominees for which no specific direction is given by that stockholder.

How many votes are needed to pass Proposal 2 (Ratification of Appointment of BDO USA), Proposal 3 (Advisory Vote to Approve Named Executive Officer ("Named Executive Officer" or "NEO") Compensation) and Proposal 4 (Advisory Vote on the frequency of holding future advisory stockholder votes to approve the compensation of our NEOs)?
•Assuming a quorum is present, approval of each of Proposals 2, 3 and 4 requires the affirmative vote of the holders of a majority of the total voting power of the shares of Company common stock present in person or represented by proxy at the Annual Meeting.
•In the absence of a specific direction from a stockholder on any of Proposals 2, 3 and/or 4, proxies in respect of such stockholder’s shares will be voted “For” the proposal.

What if I vote “Withhold” for the election of a director?
Because directors are elected by a plurality of the votes cast at the Annual Meeting, a proxy marked “Withhold” with respect to one or more director nominees will have no effect on the election of the nominees, assuming that no other director candidates are properly nominated by any Company stockholder and that each director nominee receives at least one vote in the election.

What if I vote “Abstain” on any of Proposals 2, 3 or 4?
A vote to “Abstain” on Proposal 2, 3 or 4 will have the same effect as a vote “Against” that proposal.

What is required for a quorum to be present?
A quorum of stockholders is necessary to hold a valid Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all outstanding shares of Company common stock entitled to vote at the Annual Meeting constitutes a quorum. Shares of Company common stock represented at the Annual Meeting by attendance in person or by proxy, whether or not such shares are voted (including shares for which a stockholder directs an “abstention” from voting), will be counted as present for purposes of determining a quorum. Shares underlying “broker non-votes” will also be counted as present for purposes of determining a quorum. If a quorum is not present, the Annual Meeting may be adjourned and reconvened at a later date and/or time.

What is a “broker non-vote”?
Under applicable stock exchange rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that under applicable stock exchange rules are “non-routine.” A so-called “broker non-vote” results when a bank, broker or other nominee returns a valid proxy voting on one or more matters to be voted on at a stockholders meeting but does not vote on a particular “non-routine” matter because the bank, broker or other nominee does not have discretionary authority to vote on such “non-routine” matter without voting instructions from the beneficial owner of the shares and has not received voting instructions on such “non-routine” matter from the beneficial owner of the shares. The Company believes that Proposals 1, 3 and 4 are considered “non-routine” matters under applicable stock exchange rules, and Proposal 2 is considered a “routine” matter.

What is the effect of a broker non-vote on each of the proposals?
Because directors are elected by a plurality of the votes cast at the meeting, a broker non-vote on Proposal 1 will have no effect on the election of the nominees.

A broker non-vote on Proposal 2, 3 or 4 is not considered voting power present at the Annual Meeting for purposes of such proposal, and therefore a broker non-vote will have no effect on the vote on any of those proposals.

Is my vote confidential?
Yes. Your voting records will not be disclosed to us except:
•As required by law;
•To the inspectors of voting; or
•In the event the election is contested.
The tabulator, the proxy solicitation agent, and the inspectors of voting must comply with confidentiality guidelines that prohibit disclosure of votes to DSG. The tabulator of the votes and at least one of the inspectors of voting will be independent of DSG and our officers and directors.

If you are a holder of record and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

When will I receive the Proxy Statement?
This Proxy Statement will be available to stockholders on or about April 6, 2023 in connection with the solicitation of the accompanying proxy by our Board of Directors. Only stockholders of record at the close of business on March 30, 2023 are entitled to notice of and to vote at the Annual Meeting. We have retained Morrow Sodali LLC, 470 West Ave., Stamford, Connecticut, 06902, a firm specializing in the solicitation of proxies, to assist in the solicitation at a fee estimated to be $7,000 plus expenses. Officers of the Company may make additional solicitations in person or by telephone. Expenses incurred in the solicitation of proxies will be borne by the Company.

If the accompanying form of proxy is executed and returned in time or you vote your shares by telephone or via the internet as set forth in the enclosed proxy, the shares represented thereby will be voted.

Corporate Governance Highlights

The table below highlights key corporate governance initiatives adopted by the Board of Directors (the "Board" or "Board of Directors") or otherwise approved by stockholders.

Company Action	Stockholder Impact	Additional Detail	Board Recommendation
Board Diversity Policy
The Board believes that a board made up of highly qualified directors from diverse backgrounds and who reflect the changing population demographics of the markets in which the Company operates, the talent available with the required expertise, and the Company’s evolving customer and employee base, promotes better corporate governance.
		Corporate Governance Section	Adopted at the March 2020 Board Meeting

Social and Environmental Responsibility Policy
The Company is committed to understanding, monitoring and managing our social and environmental impact, and we recognize the importance of this responsibility as a discipline that helps us manage risks. Sets out the framework for managing our social and environmental commitment.
		Corporate Governance Section	Adopted at the March 2020 Board Meeting

Board Declassification	Provides for annual election of directors. A declassified board generally means board members are held accountable and are more responsive to stockholders.	Corporate Governance Section	Adopted at the 2020 Annual Meeting

Corporate Governance Principles	The Corporate Governance principles and charters are intended to ensure our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management.	Corporate Governance Section	Updated in 2020

Clawback Policy
The Board of Directors adopted the Clawback Policy in order to protect the Company in the event that the Company is required to prepare an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under applicable securities laws. The Company intends to timely amend its Clawback Policy consistent with the requirements of the final Nasdaq listing standards implementing the Securities Exchange Act of 1934 (the “Exchange Act”) Rule 10D-1.
		Corporate Governance Section	Adopted at the March 2011 Board Meeting

Anti-Hedging
Under the Anti-Hedging Policy, the Company prohibits any executive officer of the Company or member of the Company's Board of Directors from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of Company common stock.
		Corporate Governance Section	Adopted at the March 2011 Board Meeting

Cybersecurity	Cybersecurity is a key enterprise risk. As a result, the Audit Committee reviews our cybersecurity risk management practices and performance, primarily through reports provided by the Chief Information Officer (“CIO”) and the internal audit department on the Company’s cybersecurity management program.	Corporate Governance Section	Annual Policy Review

Stockholders to call special meeting
Increases director accountability. In the event that our Board does not take into account the wishes of our stockholders on any outstanding matter, the stockholders have the ability to bring up such matters at a special meeting. Provides stockholders of the Company the ability to provide their views as to the corporate governance of the Company through the call of a special meeting.
		By-Laws	Adopted in 2020

PROPOSAL 1: ELECTION OF DIRECTORS

Stockholders are entitled to cumulative voting in the election of directors. Under cumulative voting, each stockholder is entitled to that number of votes equal to the number of directors to be elected, multiplied by the number of shares such stockholder owns, and such stockholder may cast his or her votes for one nominee or distribute them in any manner he or she chooses among any number of nominees. Unless otherwise indicated on the proxy card, votes may, in the discretion of the proxies, be equally or unequally allocated among the nominees named below. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the eight persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no effect.

The Amended and Restated By-Laws of the Company provide that the Board of Directors shall consist of such number of members, between five and nine, as the Board determines from time to time. The Board of Directors recently approved an increase to the size of the Board and it is currently set at eight members. At the annual meeting, eight directors are to be elected to serve until the 2024 annual meeting of stockholders. The chart below summarizes the demographics of the current seven members of our Board of Directors.

THE EIGHT NOMINEES FOR THE BOARD OF DIRECTORS

Directors to Serve Until 2024

Name	Age	First Year Elected/Appointed Director
Andrew B. Albert	77	2009
I. Steven Edelson	63	2009
Lee S. Hillman	67	2004
J. Bryan King	52	2017
Mark F. Moon	60	2019
Bianca A. Rhodes	64	2021
M. Bradley Wallace	50	2023
Robert S. Zamarripa	67	2022

Andrew B. Albert has served as Managing Director and Operating Partner of Svoboda Capital Partners LLC, a private equity investment firm, since February 2007. From December 2000 through May 2006, Mr. Albert served as Chairman and Chief Executive Officer of Nashua Corporation, a manufacturer and converter of specialty paper products and toner. Mr. Albert also served as non-executive Chairman of Nashua's Board of Directors from December 2006 through September 2009. Mr. Albert serves on the board of directors of Reliable Parts, LLC, an appliance part distributor, the Parkinson's Foundation and the Advisory Board of the University of Wisconsin Entrepreneurship Center. These professional experiences, along with knowledge and experience acquired in managing distribution and technology firms, qualify Mr. Albert to serve as a Director.

I. Steven Edelson has served as co-founder and now a non-Managing Director of International Facilities Group, a leading facilities development and management company, since June 1995. Mr. Edelson is the founding principal of IFG Development Group, which provides development advisory services, as well as acts in a development capacity in multiple areas of the real estate industry. Mr. Edelson also serves as Principal and Managing Director of The Mercantile Capital Group, a Chicago-based private equity investment firm. Mr. Edelson is a co-founder of GFRB LLC., a global distribution company that specializes in supply chain optimization. Mr. Edelson is a Director of Bionanosim a leading drug delivery and drug discovery company based in Israel. Mr. Edelson is also a member of the Board of Governors of the Hebrew University in Jerusalem. Mr. Edelson is a Trustee at the Truman Institute for Peace and is the proud recipient of the 2005 Ellis Island Congressional Medal of Honor. In 2014, Mr. Edelson became a NACD Board Leadership Fellow. These professional experiences, along with Mr. Edelson's particular knowledge and experience in capital management, qualify him to serve as a Director.

Lee S. Hillman has served as the lead independent director of DSG (f/k/a Lawson Products, Inc.), since March 2017. Mr. Hillman has served as President of Liberation Advisory Group, a private management consulting firm, since 2003. Mr. Hillman has also served as Chief Executive Officer of Performance Health Systems, LLC, a business distributing Power Plate™ and bioDensity® branded, specialty health and exercise equipment since 2012, and its predecessor since 2009. From February 2006 to May 2008, Mr. Hillman served as Executive Chairman and Chief Executive Officer of Power Plate International (“Power Plate”) and from 2004 through 2006 as CEO of Power Plate North America. Previously, from 1996 through 2002, Mr. Hillman was CEO of Bally Total Fitness Corporation, then the world’s largest fitness membership club business. Mr. Hillman currently serves as chair of the Audit Committee and member of the Compensation Committee of Franklin BSP Lending Corporation, chair of the Audit Committee of Benefit Street Partners Multifamily Trust, Inc., and chair of the Audit Committee of Franklin BSP Capital Corporation. Previously he has served as a member of the Board of Directors of HC2 Holdings, Inc., HealthSouth Corporation, Wyndham International, RCN Corporation (where he was Chairman of the Board), Bally Total Fitness Corporation (where he was Chairman of the Board), Holmes Place, Plc., Continucare Corp. and Professional Diversity Network, Inc. He also served as a member of the Board of Trustees of the Adelphia Recovery Trust. These professional experiences, along with Mr. Hillman’s particular knowledge and experience in accounting, finance and restructuring businesses and having served as Chief Executive Officer, Chief Financial Officer, and/or director of other publicly traded U.S. and international companies and as a former audit partner of an international accounting firm, qualify him to serve as a Director.

J. Bryan King, CFA, is a Principal of Luther King Capital Management Corporation ("LKCM"), an SEC-registered investment adviser with approximately $23.6 billion of assets under management as of December 31, 2022, and Founder and Managing Partner of LKCM Capital Group and LKCM Headwater Investments, the private capital investment group of LKCM. On April 27, 2022, the Board of Directors of the Company appointed Mr. King to serve as President and Chief Executive Officer of DSG (f/k/a Lawson Products, Inc.), effective May 1, 2022, which is in addition to his role as Chairman of the Board of the Company. Mr. King has acted as an investment manager responsible for lower middle market investments in public and private companies since 1994. Those private capital focused partnerships manage in excess of $2 billion of flexible capital focused on long-term investment strategies to drive stockholder value through building more profitable and durable businesses. The LKCM investment team and their affiliates and related parties generally represent approximately 30% of the capital in the partnerships, and outside capital is predominantly limited to taxable investors with prior significant experience building businesses similar to those in which LKCM invests. In 2003, Mr. King established the LKCM Distribution Holdings advisory board of operating partners, key limited partners, and relevant thought leaders to support LKCM Capital Group and its affiliates' investment activities in value-added distribution and related service offerings. In specialty distribution, Mr. King has Chaired and/or been the Managing Partner with direct controlling oversight of DSG (f/k/a Lawson Products, Inc.), TestEquity, Gexpro Services, Relevant Industrial Solutions, Critical Rental Solutions, Commercial Buildings Solutions, Industrial Distribution Group (IDG), Rawson, and Golden State Medical Supply, and ERIKS North American assets, including Lewis-Goetz. He also has served in various capacities, including Chairman, on and alongside of many other boards of both public and private companies, as well as numerous not for profit and community organizations. Mr. King graduated from Princeton University, where he was a varsity athlete and today serves on the advisory board for the Princeton University Museum of Art. He also graduated from Harvard Business School, as well as Texas Christian University where he serves on the Executive Committee of Trustees and chairs the Investment Committee with oversight over the Endowment, and previously chaired the Fiscal Affairs, and Audit and Risk Management committees. These professional experiences, along with Mr. King's particular knowledge and expertise in finance and capital management, qualify him to serve as a Director.

Mark F. Moon has served as President of MFM Advisory Services since 2016 and as an advisor and operating partner for LKCM and Bertram Capital since 2016 and 2018 respectively. In 2016, Mr. Moon joined the Board of Directors for BearCom LLC, which is the largest value-added distributor of two-way radio communications and solutions. Mr. Moon also served on the Board of Directors for TestEquity prior to the business combination with Lawson Products and Gexpro Services. Mr. Moon served for more than thirty years with Motorola Solutions, Inc. from 1985 to 2016. During this time, he held a variety of leadership roles culminating in the responsibility for leading 10,000+ employees located in 100+ countries. Prior to his retirement, he served as President with responsibilities for the strategy of the company and leading all aspects of global operations including Sales and Marketing, Product Research and Development, Software and Services, and Supply Chain. In addition, Mr. Moon served as Chairman of the Board of Directors for Vertex Standard, as a member of the Board of Directors for the National Fallen Firefighters Foundation and as a member of the Advisory Board of the Georgia Institute of Technology’s School of Industrial and Systems Engineering where he was named to the Academy of Distinguished Engineering Alumni in 2014. These professional experiences, along with Mr. Moon’s particular knowledge and expertise in sales and marketing, global operations and supply chain management qualify him to serve as a Director.

Bianca A. Rhodes has served as the President and Chief Executive Officer of Knight Aerospace Medical Systems, LLC, a global leader in custom air medical transport products, since 2014. Ms. Rhodes currently serves as a member of the Board of Directors for Intuity Medical, Inc. and Dura Software. Prior to this time, she founded CrossRhodes Consulting where she advised private enterprises on financial and operating issues helping them to raise capital and structure buyouts while also managing a family real estate business. Ms. Rhodes began her career as a commercial banker with the National Bank of Commerce in San Antonio and later joined TexCom Management Services, a computer leasing company. At TexCom she was instrumental in the sale of the company to Intelogic Trace (NYSE:IT) where she became the CFO. Additionally, she has served as CFO of Kinetics Concepts Inc. (NASDAQ:KNCI), a global corporation that produces medical technology for wounds and wound healing. During her tenure there, she engineered a successful turnaround, significantly increasing the company’s value, prior to going private. These professional experiences, along with knowledge and experience acquired in managing distribution and technology firms, qualify Ms. Rhodes to serve as a Director.

M. Bradley Wallace has served as a Founding Partner of LKCM Headwater Investments, the private capital investment group of LKCM, where he is responsible for all aspects of the investment process including sourcing and analyzing new investment opportunities and overseeing the implementation of post-transaction operational initiatives, several of which have been within the Industrial Distribution sector. Mr. Wallace has served on the board of several portfolio companies of LKCM Headwater Investments, including the Chairman of the Board of Gexpro Services prior to the business combination with Lawson Products and TestEquity, Alliance Consumer Group, and Pavement Maintenance Group. Mr. Wallace also serves as an investment professional for LKCM Capital Group, he served for two years as the Chief Financial Officer for a $200M retail chain, where he was responsible for restructuring the business and integration of several acquisitions subsequent to LKCM Capital Group’s initial purchase of the assets out of bankruptcy. Prior to joining LKCM, Mr. Wallace served as Principal and Portfolio Manager for KBK Capital, where he served on the investment committee and was responsible for senior debt, mezzanine and private equity transactions. While at KBK, he served as a Director and interim Chief Executive Officer of a food manufacturing and distribution company, overseeing the restructuring of its management. Mr. Wallace began his career in finance as an originator and manager of $100 million factoring and asset-based lending portfolio. Mr. Wallace graduated with a Bachelor of Business Administration and a Masters of Business Administration, with the honor of Top Scholar, from Texas Christian University. These professional experiences, along with Mr. Wallace’s particular knowledge and expertise in finance, investments, and accounting qualify him to serve as a Director.

Robert S. Zamarripa founded OneSource Distributors in 1983, serving as Chairman and Chief Executive Officer until 2013. OneSource is a leading electrical, utility and industrial automation distributor in the United States and Mexico. OneSource is recognized as an industry leader in providing technology driven value and supply chain services to its customers. Additionally, OneSource was recognized as the fifth largest Hispanic owned business in the United States by Hispanic Business Magazine in 2011. OneSource was ranked as one of the top 20 largest Electrical Distributors in the United States in 2011 by Electrical Wholesale Magazine. Mr. Zamarripa has served on the Board of Directors for Flow Control Group (2021 - present), SourceAlliance.com (1990 - 1992) and IMARK Group (2008 - 2012). Additionally, Mr. Zamarripa has served in advisory board positions for the following electrical, industrial and automation equipment manufacturers: Rockwell Automation, Eaton Corporation, General Electric Company, Hoffman Engineering, Hubbell Inc., Thomas and Betts Corporation, ABB and Leviton Manufacturing Co. Inc. In addition, Mr. Zamarripa served as a strategic advisor to a special committee of the Company’s Board of Directors in connection with the business combination between Lawson Products, TestEquity and Gexpro Services. Mr. Zamarippa graduated with a Bachelor of Arts from the University of California, Santa Barbara. These professional experiences, along with knowledge and experience acquired in managing and leading distribution firms, qualify Mr. Zamarripa to serve as a Director.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP

The Audit Committee of the Board of Directors has appointed BDO USA, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Although the Company’s governing documents do not require the submission of this matter to stockholders, the Board of Directors considers it desirable that the appointment of BDO USA, LLP be ratified by stockholders.

Audit services provided by BDO USA, LLP for the fiscal year ended December 31, 2022, included the audit of the consolidated financial statements of the Company, audit of the Company’s internal control over financial reporting, and services related to periodic filings made with the Securities and Exchange Commission (“SEC”). Additionally, BDO USA, LLP provided certain consulting services related to domestic and international tax compliance. See “Fees Billed To The Company By BDO USA, LLP" for a description of the fees paid to BDO USA, LLP in 2022 and 2021, respectively.

One or more representatives of BDO USA, LLP will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from stockholders.

If the appointment of BDO USA, LLP is not ratified, the Audit Committee of the Board of Directors will reconsider the appointment.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
(SAY-ON-PAY VOTE)

As required by Section 14A of the Exchange Act we are providing our stockholders with a vote on a non-binding, advisory basis on the compensation of our Named Executive Officers ("NEOs"), as such compensation is disclosed under Item 402 under the SEC's Regulation S-K in the Compensation Overview ("Overview") section of this Proxy Statement, the accompanying tabular disclosure regarding such compensation and the related narrative disclosure.

The Company held its first advisory, non-binding stockholder vote on the compensation of the Company’s NEOs (commonly known as a "Say-on-Pay Proposal") at its 2011 annual meeting of stockholders. The Company held its most recent stockholder vote on the frequency of such Say-On-Pay Proposals at its 2017 annual meeting of stockholders and, at such meeting, the stockholders of the Company elected to hold a say-on-pay vote every year. In light of the foregoing, the Compensation Committee implemented a stockholder advisory vote on executive compensation on an annual basis. At our annual meeting of stockholders held on November 15, 2022, our Say-on-Pay Proposal received 99.9% support from our stockholders (excluding broker non-votes and abstentions). The Compensation Committee believes that this most recent stockholder vote strongly endorsed the compensation philosophy of the Company.

Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent critical to our success. Consistent with our performance-based compensation philosophy, we reserve a significant portion of potential compensation for performance- and equity-based programs. Our performance-based annual incentive program rewards the Company's NEOs for achievement of key operational goals that we believe will provide the foundation for creating long-term stockholder value, while our equity awards, mainly in the form of market stock units ("MSUs"), stock performance rights ("SPRs"), restricted stock units ("RSUs"), performance-based awards ("PAs"), non-qualified stock options and restricted stock awards ("RSAs"), reward long-term performance and align the interests of management with those of our stockholders. In 2022, the primary focus of the long-term incentive program transitioned to equity awards primarily granted in the form of non-qualified stock options that are significantly "out of the money" and will only realize value in the event of significant appreciation in the Company's stock price.

Our Chairman, CEO and President, J. Bryan King, does not accept any form of compensation from the Company in connection with his role with the Company.

The Company also has adopted and adheres to best practices in executive compensation, including the adoption and maintenance of clawback provisions, prohibitions on hedging, and other policies, and eschews problematic pay practices. For example:

•our compensation programs are heavily weighted toward performance-based compensation;
•we have adopted and maintain compensation clawback provisions and intend to timely amend our Clawback Policy consistent with the requirements of the final Nasdaq listing standards implementing Exchange Act Rule 10D-1;
•we prohibit executives and directors from hedging their company stock ownership;
•we do not provide for tax gross-ups for change-in-control payments;
•we do not provide supplemental pension benefits or any other perquisites for former or retired executives;
•we do not provide personal use of corporate aircraft, personal security systems maintenance and/or installation or executive life insurance;
•we do not pay or provide payments for terminations for cause or resignations other than for good reason; and
•our Compensation Committee is composed solely of independent, outside directors and it retains its own independent compensation consultant.
The Board believes that the above information and the information within the Compensation Overview section starting on page 24 of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management's interests are aligned with our stockholders' interests and support long-term value creation. Accordingly, the following resolution is to be submitted for a stockholder vote at the meeting:

"RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Overview, the compensation tables and narrative disclosures in this Proxy Statement."

Because the vote is advisory, it will not be binding on the Board. The vote on this Say-On-Pay Proposal is not intended to address any specific element of compensation. However, as in the past, the Board and the Compensation Committee will review the voting results and take into account the outcome when considering future executive compensation arrangements. The Board and management are committed to our stockholders and understand that it is useful and appropriate to obtain the views of our stockholders when considering the design and initiation of executive compensation programs.

Recommendation of the Board

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 3 TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION OVERVIEW, THE COMPENSATION TABLES AND NARRATIVE DISCLOSURES IN THE PROXY STATEMENT.

PROPOSAL 4 - ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to vote, on a non-binding, advisory basis, to provide input on the frequency of future stockholder advisory votes to approve our compensation program for named executive officers. This proposal, commonly known as “say-on-frequency,” gives our stockholders the opportunity to advise the Board on whether such advisory votes should occur every year, every two years or every three years. Our say-on-pay votes currently take place on an annual basis.

The Board believes that submitting the advisory vote on our compensation program for named executive officers on an annual basis is appropriate for the Company and our stockholders. We view the advisory vote on the compensation of our named executive officers as an additional opportunity for our stockholders to communicate with us regarding their views. Additionally, an annual advisory vote is consistent with our objective of engaging in regular dialogue with our stockholders on corporate governance and executive compensation matters. Accordingly, the Board recommends that stockholders approve holding the advisory vote to approve the compensation of our named executive officers every “1 YEAR.”

The enclosed proxy card gives you four choices for voting on this item. You can choose whether the say-on-pay vote should be conducted every 1 YEAR, 2 YEARS or 3 YEARS. You may also abstain from voting on this item. You are not voting to approve or disapprove the Board’s recommendation on this item.

Although the vote is advisory and non-binding, the Compensation Committee and the Board value your opinion and will consider the outcome of this vote when determining the frequency of future stockholder votes on named executive officer compensation.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE FOR CONDUCTING AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS EVERY "1 YEAR."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 30, 2023 concerning the beneficial ownership by each person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known by the Company to own beneficially more than 5% of the outstanding shares of Company common stock, each of the Company’s current directors (all of whom are nominees for re-election), the Company’s additional nominee for director, each of the Company’s Named Executive Officers, and all of the Company’s current executive officers and directors as a group. Unless otherwise noted below, the address of each beneficial owner listed in the table is 8770 W. Bryn Mawr Avenue, Suite 900, Chicago, Illinois, 60631. Since the voting or dispositive power of certain shares listed in the following table is shared, in some cases the same securities are included with more than one name in the table. The total number of shares of Company common stock issued and outstanding as of March 30, 2023 is 21,121,570.

Name of Beneficial Owner	Number of Shares Beneficially Owned	%
Five Percent Stockholders
Luther King Capital Management Corporation (1)	16,360,556	77.5%
301 Commerce Suite 1600
Fort Worth, Texas 76102

Current Directors
Andrew B. Albert	57,553	0.3%
I. Steven Edelson	42,553	0.2%
Lee S. Hillman	46,842	0.2%
J. Bryan King (2)	16,108,056	76.3%
Mark F. Moon	15,331	*
Bianca A. Rhodes	3,433	*
Robert S. Zamarripa	—	*

Additional Nominee for Director
M. Bradley Wallace	—	*

Named Executive Officers
Ronald J. Knutson	37,988	0.2%
Cesar A. Lanuza	25,299	0.1%
Michael G. DeCata (3)	116,283	0.6%

All Current Executive Officers & Directors (21 persons)	16,387,599	77.6%

(1)    Based on a Schedule 13D filed with the SEC by Luther King Capital Management Corporation (“LKCM”), J. Bryan King and various other persons and entities (as amended by amendments thereto through and including Amendment No. 25 to Schedule 13D/A filed with the SEC on March 22, 2023) and a Form 4 Statement of Changes in Beneficial Ownership of Securities filed with the SEC on March 22, 2023. Includes (i) 1,699,871 shares held by PDLP Lawson, LLC (“PDP”), a wholly-owned subsidiary of LKCM Private Discipline Master Fund, SPC (“Master Fund”), (ii) 250,000 shares held by LKCM Investment Partnership, L.P. (“LIP”), (iii) 26,827 shares held by LKCM Micro-Cap Partnership, L.P. (“Micro”), (iv) 10,490 shares held by LKCM Core Discipline, L.P. (“Core”), (v) 592,326 shares held by LKCM Headwater Investments II, L.P. (“HW2”), (vi) 1,761,494 shares held by Headwater Lawson Investors, LLC (“HLI”), (vii) 8,000,000 shares held by 301 HW Opus Investors, LLC (“Gexpro Services Stockholder”), (viii) 4,000,000 shares held by LKCM TE Investors, LLC (“TestEquity Equityholder”) and (ix) 2,500 shares held by a separately managed portfolio for which LKCM serves as investment manager. LKCM and/or one of more of its affiliates serve as (A) the investment manager for Master Fund, PDP, LIP, Micro, Core, HW2 and HLI, (B) the investment manager for a controlling member of Gexpro Services Stockholder and (C) the investment manager for two controlling members of TestEquity Equityholder. J. Luther King, Jr. is a controlling stockholder of LKCM and a controlling member of the general partner of LIP. J. Luther King, Jr. and J. Bryan King are controlling members of the general partner of the general partners of each of Micro and Core. J. Bryan King is (A) a controlling member of the general partner of HW2, (B) a controlling member of the general partner of a controlling member of Gexpro Services Stockholder, (C) a controlling member of the general partners of each of two controlling members of TestEquity Equityholder and (D) the president of HLI. J. Luther King, Jr. and J. Bryan King are controlling members of the general partner of the sole holder of the management shares of Master Fund. J. Bryan King is the son of J. Luther King, Jr. Each of the persons and entities listed in this footnote expressly disclaims membership in a group under the Exchange Act and expressly disclaims beneficial ownership of the securities reported in the table, except to the extent of its pecuniary interest therein. See also footnote 2.

(2)    Based on a Schedule 13D filed with the SEC by LKCM, J. Bryan King and various other persons and entities (as amended by amendments thereto through and including Amendment No. 25 to Schedule 13D/A filed with the SEC on March 22, 2023). Includes (i) 1,699,871 shares held by PDP, (ii) 26,827 shares held by Micro, (iii) 10,490 shares held by Core, (iv) 592,326 shares held by HW2, (v) 1,761,494 shares held by HLI, (vi) 8,000,000 shares held by Gexpro Services Stockholder, (vii) 4,000,000 shares held by TestEquity Equityholder and (viii) 17,048 shares held directly by J. Bryan King. LKCM Private Discipline Management, L.P. (“PD Management”) is the sole holder of the management shares of Master Fund (which wholly owns PDP), and LKCM Alternative Management, LLC (“Alternative”) is the general partner of PD Management. Alternative is the general partner of LKCM Micro-Cap Management, L.P. (“Micro GP”), which is the general partner of Micro. Alternative is the general partner of LKCM Core Discipline Management, L.P. (“Core GP”), which is the general partner of Core. LKCM Headwater Investments II GP, L.P. (“HW2 GP”) is the general partner of HW2. LKCM Headwater

Investments III GP, L.P. (“HW3 GP”) is the general partner of a controlling member of Gexpro Services Stockholder. LKCM Headwater II Sidecar Partnership GP, L.P. (“Sidecar GP”) is the general partner of LKCM Headwater II Sidecar Partnership, L.P. (“Sidecar”). HW2 and Sidecar are controlling members of TestEquity Equityholder. J. Bryan King is a controlling member of Alternative, HW2 GP, HW3 GP and Sidecar GP and is the president of HLI.

J. Bryan King expressly disclaims beneficial ownership of the securities reported herein, except to the extent of his pecuniary interest therein. See also footnote 1.

(3) Mr. DeCata resigned from his position as President and Chief Executive Officer effective May 1, 2022.

CORPORATE GOVERNANCE

Board Leadership Structure

Our Amended and Restated By-Laws provide that the roles of Board Chairman and President and Chief Executive Officer ("CEO") may be filled by the same or different individuals. This provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company's circumstances and needs at any given time. The role of Chairman of the Board and CEO is currently held by J. Bryan King. In March 2017, the Board created the position of lead independent director and appointed Mr. Lee S. Hillman to this position to help reinforce the independence of the Board as a whole. Prior to Mr. Hillman’s appointment, the Board did not have a lead independent director.

Lead Independent Director

Pursuant to our Corporate Governance Principles, the lead independent director shall be an independent, non-employee director designated by our Board who shall serve in a lead capacity to coordinate the activities of the other independent directors, interface with and advise the Chairman of the Board, and perform such other duties as are specified in the charter or as our Board may determine. As a result, we believe that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, we believe that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Board chairperson. The lead independent director's responsibilities include that he/she:

•presides at all Board meetings at which the Chairman of the Board is not present and at all executive sessions;
•has authority to call meetings of the independent directors;
•serves as a liaison between the Chairman of the Board and the independent directors, and between the Chairman of the Board and CEO if the roles are held by different individuals, when necessary to provide a supplemental channel of communication;
•works with the Chairman of the Board in developing and approving Board meeting agendas, schedules, and information provided to the Board;
•in conjunction with the Chair of the Compensation Committee, facilitates and communicates the Board’s performance evaluation of the CEO;
•guides the CEO succession process together with the Compensation Committee and with input from the Nominating and Corporate Governance Committee (and similarly guides the Chairman of the Board succession process if the Chairman of the Board and CEO roles are held by different individuals);
•ensures the implementation of a Committee self-evaluation process; reviews reports from each Committee to the Board; and provides guidance to Committee Chairs, as needed, with respect to Committee topics, issues, and functions;
•facilitates the Board’s self-evaluation process; and
•communicates with significant stockholders and other stakeholders on matters involving broad corporate policies and practices when appropriate.

Board of Director Meetings and Committees

The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees. All of these committees have adopted a charter for their respective committee. These charters may be viewed on the Company's website, www.distributionsolutionsgroup.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to Corporate Secretary, Distribution Solutions Group, Inc., 8770 W. Bryn Mawr Avenue, Chicago, Illinois, 60631.

Annual Meeting Attendance Policy

The Company expects all members of the Board of Directors to attend the Annual Meeting, but from time to time, other commitments may prevent a director from attending a meeting.

Director Attendance at Board of Directors and Committee Meetings

In 2022, the directors attended on average, either in person or via teleconference or video conference, 100% of the meetings of the Board of Directors and 100% of the respective Audit, Compensation, and Nominating and Corporate Governance Committees' meetings on which they served. As required under the applicable Nasdaq listing standards, in the fiscal year ending December 31, 2022, our independent directors met nine times in regularly scheduled executive sessions at which only our independent directors were present.

All of the directors attended the last Annual Meeting held on November 15, 2022. The following chart shows the membership and chairpersons of our Audit, Compensation, and Nominating and Corporate Governance Committees, number of committee meetings held in 2022 and committee member attendance.

Director	Board of Directors	Audit	Compensation	Nominating & Corporate Governance
Andrew B. Albert	9	7	3	3*
Michael G. DeCata (1)	1
I. Steven Edelson	9	7	3	3
Lee S. Hillman	9	7*	3*
J. Bryan King	9*
Mark F. Moon	9		3	3
Bianca A. Rhodes	9	7		3
Robert S. Zamarripa (2)	3
Number of Meetings Held	9	7	3	3
* Chairperson as of December 31, 2022
(1) Effective May 1, 2022, Michael G. DeCata resigned from the Board of Directors.
(2) Effective November 15, 2022, Robert S. Zamarripa was elected to the Board and the committees he serves.

The Audit Committee
The functions of the Audit Committee of the Board of Directors include (i) reviewing the Company's procedures for monitoring internal control over financial reporting; (ii) overseeing the appointment, compensation, retention and oversight of the Company's independent auditors; (iii) reviewing the scope and results of the audit by the Company's independent auditors; (iv) reviewing the annual audited financial statements and quarterly financial statements with management and the independent auditors; (v) periodically reviewing with the Company's General Counsel potentially material legal and regulatory matters and corporate compliance; and (vi) reviewing and approving all related party transactions. Additionally, the Audit Committee provides oversight of the Company's Enterprise Risk Management program.

The Audit Committee consists of Lee S. Hillman (Chair), Andrew B. Albert, Bianca A. Rhodes and Robert S. Zamarripa. Each member of the Audit Committee satisfies the independence requirements of The Nasdaq Stock Market and the SEC and satisfies the financial sophistication requirements of The Nasdaq Stock Market.

The Board of Directors has determined that Lee Hillman, member of the Audit Committee of the Board of Directors, qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, and that Mr. Hillman is “independent” as the term is defined in the listing standards of the NASDAQ Stock Market.

The Compensation Committee

The Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of the CEO and establishes compensation for all other executive officers of the Company. The Compensation Committee is responsible for (i) reviewing and approving corporate goals and objectives relevant to the compensation for executive officers; (ii) evaluating the performance of executive officers in light of those goals and objectives; and (iii) setting the compensation level of executive officers based on this evaluation. The Compensation Committee also administers incentive compensation plans and equity-based plans established or maintained by the Company from time to time; makes recommendations to the Board of Directors with respect to the adoption, amendment, termination or replacement of the plans; and recommends to the Board of Directors the compensation for members of the Board of Directors. The Compensation Committee reviews and approves the compensation programs for the CEO and other executive officers whose compensation is included in this report. The CEO makes recommendations on compensation to the Compensation Committee for all executive officers except himself or herself. The CEO may not be present in any meeting of the Compensation Committee in which his or her compensation is discussed.

The Compensation Committee consists of Lee S. Hillman (Chair), I. Steven Edelson, Mark F. Moon and Robert S. Zamarripa. Each member of the Compensation Committee has satisfied the independence requirements of The Nasdaq Stock Market (including the enhanced independence requirements for Compensation Committee members) and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and nominates potential directors to the Board of Directors and otherwise takes a leadership role in shaping the corporate governance of the Company.

The Nominating and Corporate Governance Committee consists of Andrew B. Albert (Chair), I. Steven Edelson, Mark F. Moon and Bianca A. Rhodes. Each member of the Nominating and Corporate Governance Committee has satisfied the independence requirements of The Nasdaq Stock Market.

Director Nominations

The Nominating and Corporate Governance Committee will consider Board of Director nominees recommended by stockholders. Those recommendations should be sent to the Chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary of Distribution Solutions Group, Inc., 8770 West Bryn Mawr Avenue, Chicago, Illinois, 60631.

The Nominating and Corporate Governance Committee will follow procedures which the Nominating and Governance Committee deems reasonable and appropriate in the identification of candidates for election to the Board of Directors and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent members of the Board of Directors and by stockholders. The manner in which the Nominating and Corporate Governance Committee evaluates nominees for director is the same regardless of whether the nominee is recommended by a security holder.

The Nominating and Corporate Governance Committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of stockholders as a whole and not any specific interest group or constituency. The Board and Nominating and Corporate Governance Committee does have a policy with regard to consideration of diversity in identifying director nominees as set forth under “Board Diversity Policy” below. The Nominating and Corporate Governance Committee will consider a candidate’s qualifications and background including, but not limited to, responsibility for operating a public company or a division of a public company, other relevant business experience, a candidate’s technical background or professional qualifications and other public company boards of directors on which the candidate serves. The Nominating and Corporate Governance Committee will also consider whether the candidate would be “independent” for purposes of The Nasdaq Stock Market and the rules and regulations of the SEC. The Nominating and Corporate Governance Committee may, from time to time, engage the service of a professional search firm to identify and evaluate potential nominees. Messrs. Zamarripa and Wallace were referred by Andrew B. Albert as board prospects to the Nominating and Corporate Governance Committee, which then conducted a thorough background check prior to nominating them to be appointed to the Board of Directors.

Determination of Independence

The Company’s Board of Directors has determined that directors Andrew B. Albert, I. Steven Edelson, Lee S. Hillman, Mark F. Moon, Bianca A. Rhodes and Robert S. Zamarripa, are independent within the meaning of the rules of The Nasdaq Stock Market. In determining independence, the Board of Directors considered the specific criteria for independence under The Nasdaq Stock Market rules and also the facts and circumstances of any other relationships of individual directors with the Company. Mr. King, our Chairman of the Board, President and CEO, is not considered an independent director.

The independent directors and the committees of the Board of Directors regularly meet in executive session without the presence of any management directors or representatives.

Code of Conduct

The Company, and its operating companies, has adopted a Code of Business Conduct applicable to all employees and sales representatives. The Company’s Code of Business Conduct is applicable to senior financial executives including the principal executive officer, principal financial officer and principal accounting officer of the Company. The Company’s Code of Business Conduct is available on the Corporate Governance page in the Investor Relations section of the Company’s website at www.distributionsolutionsgroup.com. The Company intends to post on its website any amendments to, or waivers from its Code of Business Conduct applicable to senior financial executives. The Company will provide any persons with a copy of its Code of Business Conduct without charge upon written request directed to the Company’s Secretary at the Company’s address listed in this proxy statement.

The Board of Directors Role in Risk Oversight and Assessment

The Board is responsible for overseeing the most significant risks facing the Company and for determining whether management is responding appropriately to those risks. The Board implements its risk oversight function both as a whole and through committees. The Board has formalized much of its risk management oversight function through the Audit Committee.

The Board committees have significant roles in carrying out the risk oversight function which include, but are not limited to, the following:

•The Audit Committee provides oversight of the Company’s Enterprise Risk Management program related to the Company’s financial statements, the financial reporting process, accounting and legal matters and oversees the internal audit function; and

•The Compensation Committee oversees the Company’s compensation programs from the perspective of whether they encourage individuals to take unreasonable risks that could result in having a materially adverse effect on the Company.

While the Board oversees risk management, Company management is charged with managing risk. Management is responsible for establishing and maintaining an adequate system of internal controls over financial reporting and establishing controls to prevent or detect any unauthorized acquisition, use or disposition of the Company’s assets.

The Company has retained a consulting firm to serve as its internal audit department to monitor and test the adequacy of the internal controls and report the results of this oversight function to the Audit Committee on a regular basis. Part of the internal audit department’s mission, as described in its charter, is to bring a “systematic, disciplined approach to evaluate and improve the effectiveness of risk management, control, and governance processes.” One way which the internal audit department carries this out is by evaluating the Company’s network of risk management programs and reporting the results to the Audit Committee.

Management conducts detailed periodic business reviews of the Company’s business. These reviews include discussions of future risks faced by various departments and functional areas across the organization. An example of our commitment to risk management is our adherence to the ISO 9001:2015 Standards (“ISO Standards”) which is a quality management system that encompasses the supply chain and distribution centers. ISO standards require that we identify risks in the quality management system, plan actions to address the risk, and evaluate the effectiveness of those plans. We are audited by a third-party ISO certifier, and as part of this audit, we must demonstrate and show evidence of three items; the risks, the plan to address the risks, and the monitoring of the effectiveness of our internal controls.

The Company has also established a Disclosure Committee which is comprised of senior management from various functional areas. The Disclosure Committee meets at least quarterly to review all disclosures and forward-looking statements made by DSG to its security holders and ensures they are accurate and complete and fairly present DSG’s financial condition and results of operations in all material respects.

Additionally, the Company has established and communicated to its employees a Code of Conduct, as mentioned previously, and maintains an ethics helpline where employees can confidentially and anonymously express any concerns they may have of any suspected ethics violations either through a dedicated website or through a toll-free telephone number. The Company requires various forms of annual compliance training of all employees.

Cybersecurity

We are committed to properly addressing the growing threat of cybersecurity that we face in today’s global business environment. We have identified cybersecurity as a key enterprise risk. As a result, the Audit Committee reviews our cybersecurity risk management practices and performance, primarily through reports provided by senior leadership and the internal audit department on the Company’s cybersecurity management program. Among other things, these reports have focused on:

•recent cyber risk and cybersecurity developments;
•cyber risk governance and oversight;
•assessments by third party experts;
•key cyber risk metrics and activities; and
•major projects and initiatives.

We have also established a governance structure under our CIO that oversees investments in tools, resources, and processes that allows for the continued maturity of our cyber security posture. We continue to invest in improving our cybersecurity posture by investing in preventative measures. We have deployed both internal information technology resources and third-party resources in our continuing efforts to secure the environment.

Additionally, employees of certain operating companies, are provided with compulsory training that enables them to detect and report malware, ransomware and other malicious software or social engineering attempts that may compromise the Company’s information technology systems and are tested on this routinely. Employees are also required to complete compulsory training on handling sensitive data. As the cyber landscape evolves, both in our technology systems and in the broader context of the internet and expanding connectivity, management continually updates its cybersecurity approach to safeguard the Company’s sensitive information and assets.

Human Capital Resources
Our organization supports a culture of continuous improvement and emphasizes the importance of addressing the needs of our customers. We require our employees to act with integrity in every aspect of our business while encouraging them to be results driven, team oriented and progressive.

As of December 31, 2022, our combined workforce included approximately 3,100 employees, comprised of approximately 1,646 in sales and marketing, approximately 1,189 in operation and distribution and approximately 298 in management and administration. Approximately 1,720 individuals are within Lawson Products, 554 are within TestEquity, 684 are within Gexpro Services, with the remaining in corporate or other non-reportable segments. For more information with respect to Human Capital Resources, please refer to the Company's Form 10-K filed on March 14, 2023.

Board Diversity Policy

The Board believes that a board made up of highly qualified directors from diverse backgrounds and who reflect the changing population demographics of the markets in which the Company operates, the talent available with the required expertise, and the Company’s evolving customer and employee base, promotes better corporate governance. To support this, the Nominating and Corporate Governance Committee will, when identifying candidates to recommend for appointment/election to the Board:

•consider only candidates who are highly qualified based on their experience, functional expertise, and personal skills and qualities;
•consider diversity criteria including gender, age, ethnicity and geographic background; and
•in addition to its own search, may engage qualified independent external advisors to conduct a search for candidates that meet the Board’s skills and diversity criteria to help achieve its diversity aspirations.

Board appointments will be based on merit and candidates will be considered against objective criteria, having due regard for the benefits of diversity on the Board, including race, ethnicity and gender. In furtherance of this commitment, the Nominating and Corporate Governance Committee shall require that the list of candidates to be considered by the Nominating and Corporate Governance Committee and/or the Board for nomination to our Board include candidates with diversity of race, ethnicity, and gender.

Social and Environmental Responsibility Policy

DSG is committed to understanding, monitoring and managing our social and environmental impact, and we recognize the importance of this responsibility as a discipline that helps us manage risks. In alignment with our Code of Conduct and our Corporate Governance Principles, we aim to ensure that matters of social and environmental responsibility are considered and supported in our operations and administrative matters and are consistent with DSG stakeholders’ best interests.

This policy applies to activities undertaken by or on behalf of DSG and sets out the framework for managing our social and environmental commitment, for which our Board has responsibility for the overall strategy. In addition, the Board has delegated the day-to-day responsibility of implementation and adherence to this policy to various DSG leaders within the Company whose primary goal is to ensure that appropriate organizational structures are in place to effectively identify, monitor, and manage social and environmental responsibility issues and performance relevant to our business. This policy is built on the following areas that reflect existing and emerging standards of social and environmental responsibility. We will:

•Stakeholder Engagement: engage our key stakeholders including employees, customers, stockholders and suppliers, to ensure their needs and concerns are heard and addressed, and if appropriate, incorporated into our strategy;
•Decision Making: integrate social and environmental considerations in our decision-making processes;
•Compliance with Laws and Regulations: meet or exceed all legal and regulatory requirements, including social and environmental requirements, which are applicable to our business operations;
•Workplace: create a safe, healthy, fair and enriching working environment where all employees are treated with respect and are able to achieve their full potential;
•Environment: identify and minimize potential negative environmental impacts of our operations where possible;
•Supply Chain: work with vendors to strengthen the social and environmental aspects of products and services we deliver to our customers; and
•Supplier Code of Conduct: we are committed to the highest ethical standards in the conduct of our business affairs and in our relationships with suppliers and customers. The purpose of this policy is to communicate the policy we have in place for our employees regarding their receipt of business gifts, meals and entertainment.

Compensation Risk Assessment

The Compensation Committee has reviewed the compensation programs of the Company to determine if they encourage individuals to take unreasonable risks and has determined that any risks arising from these compensation programs are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed the Company’s existing compensation, with particular attention to the performance metrics, programs and practices that mitigate risk (e.g., clawback policies), and the mix of short-term and long-term compensation, and the Compensation Committee determined that these features promoted a responsible mix of compensation and risk.

Clawback Policy

The Board of Directors approved a policy for recoupment of incentive compensation (the “Clawback Policy”). The Board of Directors adopted the Clawback Policy in order to protect the Company in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws.

If such an event occurs, the Company will recover from any current or former executive officer of the Company who received incentive-based compensation (including stock options awarded as compensation) based on the restated data during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement in excess of what would have been paid to the executive officer under the accounting restatement, as determined by the Compensation Committee, in accordance with Section 10D of the Exchange Act as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any applicable guidance or rules issued or promulgated thereunder. Additionally, the Company intends to timely amend our Clawback Policy consistent with the requirements of the final Nasdaq listing standards implementing Exchange Act Rule 10D-1.

Anti-Hedging Policy

Under the Anti-Hedging Policy, the Company prohibits any executive officer of the Company or member of the Company's Board of Directors (or any designee of such executive officer or director) from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company common stock (a) granted to the executive officer or director by the Company as part of the compensation of the executive officer or director; or (b) held, directly or indirectly, by the executive officer or director.

Corporate Governance Principles (Guidelines)

The Corporate Governance Principles and the charters of the three standing committees of the Board of Directors describe our governance framework. The Corporate Governance Principles and charters are intended to ensure our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management. Our Corporate Governance Principles also are intended to align the interests of directors and management with those of our stockholders and comply with or exceed the requirements of the Nasdaq Stock Market and applicable law. They establish the practices our Board follows with respect to:

•Responsibilities of directors
•Board size
•Director independence
•Attendance at meetings
•Access to senior management

Copies of these Corporate Governance Principles are available through our website at www.distributionsolutionsgroup.com. The Company will also provide a copy of the Code of Conduct without charge upon written request directed to the Company at c/o Corporate Secretary, Distribution Solutions Group, Inc., 8770 W. Bryn Mawr Avenue, Chicago, Illinois, 60631.

Stockholder Communications with the Board of Directors

Stockholders may send communications to members of the Board of Directors by either sending a communication to the Board of Directors or a committee thereof and/or a particular member c/o Corporate Secretary, Distribution Solutions Group, Inc., 8770 W. Bryn Mawr Avenue, Chicago, Illinois, 60631. All such communications will be reviewed promptly and, as appropriate, forwarded to the Board of Directors or the relevant committee or individual member of the Board of Directors or committee based on the subject matter of the communication. With respect to other correspondence received by the Company that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors, because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, product and services complaints, product and services inquiries, resumes and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations and advertisements.

REMUNERATION OF EXECUTIVE OFFICERS

COMPENSATION OVERVIEW

We continue to qualify as a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K promulgated under the Exchange Act, for purposes of this proxy statement. We have elected to provide in this proxy statement certain scaled disclosures as permitted under the Exchange Act for smaller reporting companies. Therefore, we do not provide in this proxy statement a compensation discussion and analysis or a compensation committee report, compensation and risk and compensation ratio disclosures, among other disclosures. As described below under the section entitled “Certain Relationships and Related Transactions – Business Combination with TestEquity and Gexpro Services”, on April 1, 2022, DSG completed the mergers with Lawson Products, Inc. ("Lawson Products"), TestEquity and Gexpro Services.

This section of the proxy statement explains how our executive compensation programs are designed and operate in practice with respect to our executives and specifically the following persons who constitute the Company’s NEOs.

Named Executive Officer	Title
J. Bryan King	Chairman, President and Chief Executive Officer
Ronald J. Knutson	Executive Vice President, Chief Financial Officer and Treasurer
Cesar A. Lanuza (1)	President and Chief Executive Officer, Lawson Products
Michael G. DeCata (2)	Former President and Chief Executive Officer, Lawson Products
(1) Mr. Lanuza joined Lawson Products on April 4, 2022.
(2) Mr. DeCata resigned from his position as President and Chief Executive Officer, Lawson Products effective May 1, 2022.

Compensation Philosophy and Objectives

Our past compensation programs were designed to encourage and reward the creation of long-term stockholder value. The Company's executive compensation programs rewarded executives for the development and execution of successful business strategies that led to profitable growth. To deliver the appropriate mix of compensation for each NEO, we provided annual cash compensation, which included a base salary and an annual incentive opportunity, and a long-term incentive opportunity, which is largely based on increases to share price of the Company's common stock from the date of grant. We believe the mix of these forms of compensation, in the aggregate, balanced the reward for each executive's contributions to our Company. Combining salary or wages and our equity award program, we strive to offer a total level of compensation that is competitive within specific roles and geographical markets.

In particular, we believe that compensation for the individuals who are responsible for DSG’s strategic direction and operations should be motivated to achieve sustainable stockholder value and/or tangible milestones rather than to simply remain at DSG or maintain the status quo. Therefore, we are increasingly emphasizing for our executive officers the grant of above-market stock option awards, which have zero initial value and accumulate value, only to the extent that our stock price significantly increases following their grant, through the applicable vesting dates and until such stock options are ultimately exercised and the underlying shares are sold. Our Chairman, CEO and President, Mr. King, does not accept any form of compensation from the Company in connection with his role with the Company.

The Company guides its executive compensation programs with a compensation philosophy expressed in these three principles:

1.Talent Acquisition & Retention. We believe that having qualified people at every level of our Company is critical to our success. Our compensation programs are designed to encourage talented executives to join and continue their careers as part of our senior management team.

2.Accountability for DSG's Business Performance. To achieve alignment between the interests of our executives and our stockholders, we used short-term and long-term incentive awards. Our NEOs' compensation increased or decreased based on how well they achieved the established performance goals and the increase in stockholder value.

3.Accountability for Individual Performance. We believe teams and individuals should be rewarded when their contributions are exemplary and significantly support Company performance and value creation.

When making compensation decisions, the various elements of compensation were evaluated together, and the level of compensation opportunity provided for one element may have impacted the level and design of other elements. We attempted to balance our NEO total compensation program to promote the achievement of both current and long-term performance goals. Lastly, we evaluate our compensation philosophy and programs regularly and evolve them as circumstances merit with oversight by the Compensation Committee, particularly with respect to executive and director compensation.

Key Factors in Determining Executive Compensation

Role of Compensation Committee in Executive Compensation

The Compensation Committee has overall responsibility for recommending to the Board the compensation of our CEO & President and reviewing and determining the compensation of our other executive officers. Members of the Compensation Committee are appointed by the Board. Currently, the Compensation Committee consists of four members of the Board: Lee Hillman (Chair), I. Steven Edelson, Mark Moon and Robert Zamarrippa, none of whom is an executive officer of DSG, and each of whom qualifies as (i) an “independent director” under the NASDAQ Stock Market Rules and (ii) an “outside director” under Section 162(m) of the Code. See “Corporate Governance—Board Meetings and Committees—Compensation Committee”.
Determination of Competitive Practices

Peer Group for Compensation Benchmarking

Prior to the 2022 merger, for the Lawson Products company we maintained two peer groups of public companies - a “core” and a “supplemental" group of companies - to assist the Company, the Compensation Committee and the Board to understand the current competitiveness of the total direct compensation ("TDC") of its NEOs as compared to market practices. The Company used the data from the peer groups to benchmark TDC which includes the level of base salaries and the mix, form and size of annual and long-term incentives provided to executives of similar companies to the Company in terms of industry and size. However, as a result of the Company’s merger in 2022, the size of the Company in terms of revenue, profit and market cap increased substantially. We also now have executives who may be employed as an officer in DSG, or in one of the Company’s operating companies – Lawson Products, Gexpro Services or TestEquity – for which it may be more appropriate to use a different peer benchmark than that used for a DSG executive. In addition, the Board of Directors is responsible for governance oversight over DSG, as well as the operating companies. Accordingly, in order to maintain appropriate market benchmarks for our executives and Directors, in 2022 the Compensation Committee engaged FGMK, LLC ("FGMK"), an independent advisory firm, to review the two historic peer groups to determine their continued relevance for helping make sound compensation decisions.

First, as a result of this review, we established a new peer group of 13 companies aligned with the size of DSG. The new DSG peer group had a median revenue of approximately $1.245 billion and a market capitalization of $1.276 billion for 2022 compared to DSG’s 2022 revenue of $1.151 billion and market capitalization of $807 million.

Distribution Solutions Group, Inc. Peer Group
Applied Industrial Technologies, Inc.	Kadant Inc.
Barnes Group Inc.	MRC Global Inc.
DXP Enterprises, Inc.	NOW Inc.
Global Industrial Company	Park-Ohio Holdings Corp.
H&E Equipment Services, Inc.	Tennant Company
Helios Technologies, Inc.	TriMas Corporation
Herc Holdings Inc.

Second, since the industry and size of the core and supplemental peer groups remain aligned with the three operating companies, we continue to utilize a core and supplemental peer group at the operating company level. We removed one company from the core peer group and two companies from the supplemental peer group from the prior year. The core peer group included 11 companies that were used in the prior year. The core peer group consists of companies within the same industry as, and with revenues similar to, that of the operating companies. The core peer group companies had 2022 median revenue of approximately $521 million as compared to the operating companies’ 2022 revenue of $429 million for Lawson Products, $385 million for Gexpro and $382 million for TestEquity.

The core peer group includes the following companies:

Operating Company (Lawson Products, TestEquity or Gexpro Services) Core Peer Group
AMPCO-Pittsburgh Corp.	Insteel Industries
Applied Industrial Technologies, Inc.	Kadant Inc.
Circor International Inc.	NN Inc.
DXP Enterprises Inc.	Starrett (L.S.) Co - CLA
Gorman-Rupp Co	Twin Disc Inc.
Hurco Companies Inc

The supplemental peer group consists of 19 companies, with median revenue of $503 million, also similar to the operating companies in terms of size. The supplemental peer group served as an additional reference point so the Company could make appropriate compensation decisions based upon comprehensive market reference points.

The supplemental peer group includes the following companies:

Operating Company (Lawson Products, TestEquity or Gexpro Services) Supplemental Peer Group
Allied Motion Technologies	P.A.M. Transportation Svcs
Badger Meter Inc	Patrick Industries Inc
Columbus McKinnon Corp	Perma-Pipe International Holdings, Inc.
Culp Inc	Powell Industries Inc
Dynamic Materials Corp	Preformed Line Products Co
Eastern Co	Synalloy Corp
Foster (LB) Co	Trex Co Inc
Haynes International Inc	Vicor Corp
Helios Technologies	Vishay Precision Group Inc
LSI Industries Inc

The Compensation Committee believes that the proxy peer group benchmarking provides an accurate indicator of total compensation paid by companies with executives that have skills and responsibilities similar to the Company’s executives. Compensation for the Company’s executives is generally managed within the ranges of compensation paid by companies in the core and supplemental peer groups (“the Peer Group”).

NEO Compensation Competitiveness Compared to the Peer Group

Annually, as part of our determination of the competitiveness of our executives officers to market practices, we have analyzed and reported on each NEO’s actual TDC (current base salary, three-year average AIP bonus payout and the three-year average LTI grant value) compared to the peer groups' median and 75th percentiles. However, in 2022, the merger of the Company has resulted in a new set of NEOs and different factors to consider in completing our benchmarking. One, Mr. King, does not receive compensation from the Company for his services to the Company, hence a benchmarking is not necessary. Two, Mr. Lanuza, the CEO of Lawson Products, was hired in 2022 and does not have sufficient compensation history with the Company to allow for a meaningful benchmark to peer group CEOs. Accordingly, we are providing our benchmark analysis for only one of our three current NEOs, Mr. Knutson. We note that Mr. Knutson’s role changed in 2022, as he was named to the dual role of CFO of DSG and Lawson Products. However, we used the core and supplemental peer groups to determine the competitiveness of Mr. Knutson's compensation for his role as CFO of Lawson Products prior to his promotion in 2022. Accordingly, we are providing a comparison of his TDC to CFOs of these peer groups.

	Median TDC, in ($000s)	75th Percentile TDC, in ($000s)	Company, in ($000s)
Title			TDC (1)
Ronald J. Knutson	853.3	1,175.3	843.8
Executive Vice President, Chief Financial Officer and Treasurer
(1)    Represents the NEO's 2021 Base Salary, average AIP earned for 2019 - 2021 performance cycle and the average grant date fair value from the 2019 - 2021, 2020 - 2022 and 2021 - 2023 LTIP plans.

Role of Executives in Setting Compensation

The Company's CEO makes recommendations on compensation to the Compensation Committee for all executive officers except himself. Executive officers will generally make compensation recommendations to the CEO regarding employees who report to them. Executives are not involved in decisions regarding their own compensation. The Compensation Committee has overall responsibility for the compensation programs for the CEO and other NEOs as described in the Corporate Governance section under “The Compensation Committee”. The CEO may not be present in any meeting of the Compensation Committee in which his compensation is discussed.

Role of the Independent Compensation Consultant

The Compensation Committee has the authority to engage and has from time to time engaged the services of outside consultants to assist in making decisions regarding the establishment of DSG’s compensation philosophy and programs, including for executives and directors. In 2022, the Compensation Committee engaged FGMK to perform benchmarking analyses of executive officer and director compensation and make recommendations on peer group determination, performance metrics and incentive opportunity levels for the NEOs, as well as for independent members of the Board of Directors. FGMK was asked to make recommendations related to equity award incentives, including plan design, performance metrics and goals, and related incentive opportunities and estimated plan costs. FGMK performs no other services for the Company. The Compensation Committee has reviewed the independence of FGMK in light of SEC rules and Nasdaq listing standards regarding compensation consultants and has concluded that FGMK's work for the Compensation Committee does not raise any conflict of interest. All work performed by FGMK is subject to review and approval of the Compensation Committee who has the right to terminate FGMK at any time.

Response to Say-On-Pay Vote

The advisory stockholder vote on the executive compensation for the Company's NEOs Say-on-Pay Proposal is non-binding. However, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year such a vote is taken when making compensation decisions for our CEO and other NEOs. At our annual meeting of stockholders held on November 15, 2022, our Say-on-Pay Proposal received 99.9% support from our stockholders (excluding broker non-votes and abstentions). The Compensation Committee believes that this stockholder vote strongly endorsed the compensation philosophy of the Company. Accordingly, the Compensation Committee did not take any specific actions with respect to its executive compensation programs as a direct result of the 2022 Say-on-Pay Proposal. The Compensation Committee will continue to consider the outcome of the Company's Say-on-Pay votes when making future compensation decisions for the NEOs. In 2017, the stockholders favored an annual frequency for the Say-on-Pay Proposal; therefore, the Compensation Committee implemented a stockholder vote on executive compensation on an annual basis.

Current Elements of Named Executive Officer Compensation

Overview and 2022 Company Highlights

Our current executive compensation program, which was developed and approved by the Compensation Committee, generally consists of base salary, an annual incentive, and equity-based incentives, as well as other benefits generally available to employees. We combine these elements in order to formulate compensation packages with the goal of providing, on a total basis, competitive pay and alignment of our NEOs' interests with long-term stockholder interests. This alignment is achieved by tying the value of the NEOs' compensation to our long-term stock price and/or the achievement of financial, operational and strategic objectives. In 2022, the Company’s full-year accomplishments under our executive leadership included the following:

•GAAP revenue was $1.15 billion, an increase of $631.1 million or 121.3%. The increase was driven by the inclusion of Lawson Products revenue of $324.8 million following the April 1, 2022 merger closing date and $203.6 million of additional revenue from companies acquired in 2021 and 2022 (other than Lawson Products).
•Non-GAAP adjusted revenue was $1.27 billion, which in 2022 and 2021 includes the pre-merger revenue of Lawson Products, increased approximately $331.3 million or 35.3%. This improvement was driven by organic growth of 13.8% and revenue from companies acquired in 2021 and 2022 (other than Lawson Products).
•Reported operating income increased by $30.4 million from the prior year period to $41.8 million, or 3.6% of GAAP revenue.
•Diluted earnings per share was $0.42 for the year compared to a loss per diluted share of $0.49 in the year ago period.

•Non-GAAP adjusted EBITDA increased by $47.8 million from the prior year period to $123.0 million or 9.7% of non-GAAP adjusted revenue.
•The Company ended the year with $24.6 million of cash on hand and $77.0 million of availability under its credit facility with net debt leverage of 3.1x. Net capital expenditures were $11.3 million during 2022.
For additional information, please see the reconciliation of GAAP Revenue to Non-GAAP Adjusted Revenue and GAAP Operating Income to Non-GAAP Adjusted EBITDA table in Appendix A.

Elements of Total Compensation

The following compensation element sections are based on the Lawson Products compensation structure, as the Company’s NEOs for 2022 are all associated with the Lawson Products operating company and its compensation philosophy and performance-based programs.

In determining the type and amount of compensation for each executive, other than our Chairman, CEO and President, we have used both annual cash compensation, which includes a base salary and an annual incentive award, as well as a long-term incentive opportunity, which is equity based. Our compensation programs have been designed to encourage and reward the creation of long-term stockholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-takings. The Compensation Committee believes the mix of these forms of compensation, in the aggregate, supported the Company's overall compensation objectives of attracting top talent for executive positions, incentivizing such executive officers, motivating and rewarding the achievement of individual and company goals and aligning the interests of executive officers with those of our stockholders. Our annual and long-term incentive plans provided for additional compensation for achievement above set performance targets such that an executive's compensation may reach the 75th percentile of market levels based upon performance. Going forward, the Compensation Committee intends to evaluate the elements of the total compensation opportunities available to executives in light of the new corporate structure of DSG.

The following table describes each executive compensation element utilized in 2022 for our NEOs based on the philosophy and objectives described above as well as each element's link to our compensation philosophy.

Compensation Element	Philosophy Statement	Talent Acquisition and Retention	Accountability for Business Performance (Align to Stockholder Interests)	Accountability for Individual Performance (Support Company Performance and Value Creation)
Base Salary
We intend to provide base pay competitive to the market of industry peers across other industries where appropriate. Our goal is to strike a balance between attracting and retaining talent, expecting superior results and finding individuals who can focus on transforming our business. Base salary maintains a standard of living, is used to compete in the market for talent and forms the foundation for other reward vehicles.
X

Annual Incentive Plan
The 2022 AIP was designed to reward specific annual performance against business measures set by the Board. The amount of the 2022 AIP reward was determined by formula and can vary from 0% to 150% of an individual executive's original target incentive.
		X	X	X

Long-Term Incentive Plan ("LTIP")
The 2020-2022 LTIP was designed to align executives with the long-term interests of stockholders. The Committee believed that PAs based on performance against Company ROIC goals were a good indicator of whether or not the Company is improving cash flows and thus increasing the enterprise value of the Company. MSUs are an incentive to meaningfully increase share price over a three-year performance cycle. The MSUs are scheduled to vest from 0% to 150% of an individual executive's target incentive based on share price performance. RSUs were granted as a retention incentive aligned with future changes to share price. All outstanding LTIP incentives cliff-vest at the end of their performance cycle. In 2022, the primary focus of the long-term incentive program transitioned to equity awards primarily granted in the form of non-qualified stock options that are significantly "out of the money" and will only realize value in the event of significant appreciation in the Company's stock price.
		X	X	X

Other Compensation and Benefit Programs
DSG offers employee benefits programs that provide protections for health, welfare and retirement. These programs are standard within the United States and include healthcare, life, disability, dental and vision benefits as well as a 401(k) program and other federally provided programs outside of the United States. A deferred compensation program is also provided to a select group of our management, including our NEOs, to provide for tax-advantaged savings beyond the limits of qualified plans.
X

Base Salary

The Compensation Committee is responsible for reviewing our Chief Executive Officer’s and other executive officers’ base salaries. The base salaries of all executive officers are reviewed and adjusted when necessary to reflect individual roles, performance and the competitive market. Except for Mr. King, annual base salary and cash bonuses are the primary cash-based element of our executive officers’ compensation structure.

We provide NEOs and other employees, except for Mr. King, who does not receive any compensation from the Company in connection with his roles of Chairman, CEO & President, with a base salary to compensate them for services rendered during the fiscal year. Base salary represents the only fixed component of the three elements of our executive compensation program and is intended to provide a baseline minimum amount of annual compensation for our NEOs. Our base salary philosophy is intended to keep our fixed costs at an appropriate level for each role. In setting base salaries for the CEO and other executives, the Compensation Committee considers:

•Competitive market data based upon peer group benchmarking;
•The experience, skills and competencies of the individual;
•The duties and responsibilities of the respective executive;
•The ability of the individual to effectively transform our company and culture; and
•The individual's ability to achieve superior results.

We typically consider adjustments to NEO base salaries on an annual basis as part of our review process, as well as upon a promotion. Our NEOs are eligible to receive the same percentage annual merit percentage increase applicable to all other employees and may receive an increase that is more or less than our merit increase guideline as a result of each NEO's current base salary vs. market levels, changes in duties, performance or retention considerations.

The following table sets forth information regarding the annualized base salary rates at the end of 2021 and 2022 for our NEOs:

Executive Name	2021 Base Salary (1)	2022 Base Salary (2)
J. Bryan King	$—	$—
Ronald J. Knutson (3)	381,924	435,000
Cesar A. Lanuza (4)	—	600,000
Michael G. DeCata (5)	560,000	560,000
(1)    2021 base salaries were effective March 16, 2021.
(2)    2022 base salaries were effective March 16, 2022.
(3)    Mr. Knutson's base salary increase was determined based on his expanded scope, duties and responsibilities in connection with his being named to the dual role of CFO of DSG and Lawson Products.
(4)    Mr. Lanuza joined as President and Chief Executive Officer of Lawson Products on April 4, 2022.
(5)    Mr. DeCata resigned from his positions as President and Chief Executive Officer of Lawson Products effective May 1, 2022.

Annual Incentive Plan ("AIP")

We require our NEOs to be focused on achievement of the critical, strategic and tactical objectives that lead to annual success. Therefore, performance goals under the Lawson Products AIP aligns their compensation with annual business objectives. The design of the AIP, the selected performance measures and targets and the timing of payouts are designed to drive positive business performance on an annual basis.

2022 AIP

Pursuant to the terms of the 2022 AIP, each NEO, except for Mr. King, who does not receive any compensation from the Company in connection with his roles of Chairman, CEO & President, was granted a threshold, target and maximum bonus award opportunity expressed as a percentage of base salary. These bonus award opportunities range from 0% to 150% of the target AIP opportunity for our NEOs.

At the beginning of each year, the Compensation Committee approves the assignment of a threshold, target and maximum objective for each financial performance measure. The target objectives are established based upon the Lawson Products operating budget approved by the Board. Actual year-end financial results are compared to plan objectives in order to determine the amount of any AIP bonus. If actual financial results fall between the threshold and target or the target and maximum objectives, bonuses are proportionately increased as a result of the threshold or target objective being exceeded. Notwithstanding the other provisions of the AIP, the Committee may reduce or eliminate any bonus payable to a NEO based upon the Committee's determination of individual performance or other factors it deems relevant. The Compensation Committee may not increase any bonus payable to a NEO.

Lawson Products utilized pre-established performance criteria that are intended to align executive compensation with its 2022 business objectives. The 2022 AIP financial performance targets, which were set at levels in excess of the actual 2021 results, were as follows (dollars in thousands):

	AIP Performance Targets
	Threshold	Target	Maximum
Adjusted EBITDA	$36,787	$43,279	$49,771
Payout percentage	50%	100%	150%

Adjusted Net Sales	$434,845	$452,963	$471,081
Payout percentage	50%	100%	150%

Net Sales from Acquisitions	$12,000	$20,000	$60,000
Payout percentage	50%	100%	150%

Under the 2022 AIP, target opportunities as a percent of each NEO's salary were set as follows:

	2022 AIP Target		2022 AIP Goal Weighting
	Amount	Percent of Base Salary	Adjusted EBITDA	Adjusted Net Sales Dollars	Net Sales from Acquisitions
J. Bryan King	$—	—%	—%	—%	—%
Ronald J. Knutson	330,362	80%	60%	30%	10%
Cesar A. Lanuza (1)	447,123	100%	60%	30%	10%
Michael G. DeCata (2)	560,000	100%	60%	30%	10%
(1)    Mr. Lanuza joined Lawson Products on April 4, 2022 and his 2022 AIP Target level of 100% is prorated for the portion of the year that he was actively employed.
(2)    Mr. DeCata resigned from his positions as President and Chief Executive Officer effective May 1, 2022. In connection with his resignation, Mr. DeCata is not eligible for a 2022 AIP award or receive a payment from the plan.

The 2022 AIP financial performance measure targets and payout percentages were as follows (dollars in thousands):

		2022 AIP Performance Targets
	Actual Payout Percentages	Threshold	Target	Maximum
Adjusted EBITDA		$36,787	$43,279	$49,771
Payout percentage	118.6%	50%	100%	150%

Adjusted Net Sales		$434,845	$452,963	$471,081
Payout percentage	150%	50%	100%	150%

Net Sales from Acquisitions		$12,000	$20,000	$60,000
Payout percentage	—%	50%	100%	150%

Compensation Performance Metrics
•Adjusted EBITDA
◦The Adjusted EBITDA target of $43.3 million was established based on our planned 2022 Adjusted EBITDA. Actual 2022 Adjusted EBITDA, including the AIP and LTIP plans was $45.7 million. This amount was adjusted for foreign exchange rate changes, unallocated DSG holding company costs that are not directly attributable to the ongoing operating activities of our reportable segments, executive recruiting, executive succession planning and consulting and a sales transformation project, which were not included in the established target and an inventory charge to reduce inventory related to discontinued products where the anticipated net realizable value was lower than the cost reflected in our records which did not qualify for an AIP adjustment. The aggregate amount of all approved adjustments was an increase of $2.4 million resulting in an Adjusted EBITDA of approximately $45.7 million for 2022.

•Adjusted Net Sales
◦Adjusted Net Sales consisted of Net Sales, increased for the net effect of foreign exchange rate changes which were not included in the established target. The aggregate amount of all approved adjustments was an increase of $1.5 million.

•Net Sales from Acquisitions
◦There was not any acquisition activity in 2022 resulting in no payout for this metric.

The actual financial results finished between target and stretch objectives for Adjusted EBITDA and above stretch objectives for Adjusted Net Sales, and below threshold objective for Net Sales from Acquisitions. This resulted in 2022 AIP payouts equal to 116.2% of the aggregate target award opportunity for our NEOs.

	2022 AIP Payout
	Target Payout	Actual Payout
J. Bryan King (1)	$—	$—
Ronald J. Knutson	330,362	383,749
Cesar A. Lanuza (2)	447,123	519,379
Michael G. DeCata (3)	560,000	—
(1)    Mr. King is not an active participant in the AIP plan and does not accept cash incentives based on performance.
(2)    Mr. Lanuza joined Lawson Products on April 4, 2022 and his 2022 AIP Target level of 100% is prorated for the portion of the year that he was actively employed.
(3)    Mr. DeCata resigned from his positions as President and Chief Executive Officer effective May 1, 2022. In connection with his resignation, Mr. DeCata is not eligible for a 2022 AIP award payment.

Equity-Based Incentives/Long-Term Incentive Plan ("LTIP")

Equity-Based Incentives

Our equity award program is the primary vehicle for offering long-term incentives to our NEOs. We grant incentive equity awards pursuant to the Lawson Products, Inc. Equity Compensation Plan, as amended, which was last approved by our stockholders in 2022. Historically, we have awarded MSUs, SPRs, RSUs, PAs, RSAs and non-qualified stock option awards. We are increasingly emphasizing for our NEOs the grant of non-qualified stock option awards, which have value only to the extent, if any, that our stock price increases following their grant. Accordingly, all equity awards granted to our NEOs after the strategic combination of DSG were in the form of non-qualified stock option awards. As a result, a significant portion of our NEOs’ total compensation is entirely at risk, depending on long-term stock price performance.

Background - LTIP

The Compensation Committee directly engaged independent compensation consultant FGMK to make LTIP recommendations intended to be competitive with market practices, aligned with the Company's business goals, supportive of the Company's strategy for retaining and motivating leadership talent, and to reward superior performance. The LTIP design process allows the Committee to evaluate and consider the specific plan components each year. The LTIP is designed to incentivize financial performance over a longer time period than the AIP. The LTIP opportunity, calculated as a percentage of base salary, is formulated to be competitive with market practices and aligned with our compensation philosophy and objectives.

One-Time Grant

Effective as of April 4, 2022, the Board appointed Cesar A. Lanuza as President and Chief Executive Officer of Lawson Products. In order to attract Mr. Lanuza to Lawson Products, a comprehensive compensation plan was developed to attract, retain and align his interests with the stockholders. Mr. Lanuza was provided a base salary and the ability to participate in the AIP plan. In connection with his initial employment, Mr. Lanuza was awarded the following equity award effective April 12, 2022 and as amended October 11, 2022:

•225,000 non-qualified stock options pursuant to the Lawson Products, Inc. 2009 Equity Compensation Plan. The non-qualified stock options were granted as follows: (a) 100,000 of the options have an exercise price of $55.00, (b) 25,000 of the options have an exercise price of $80.00, (c) 50,000 of the options have an exercise price of $110.00 and d) 50,000 of the options have an exercise price of $140.00. One-fifth of each tranche of non-qualified stock options vest and become exercisable on the first, second, third, fourth and fifth anniversaries of the grant date.

Additionally, in 2022, the Committee reviewed the historical practice of granting annual LTIP awards and made the decision to make a one-time grant intended to cover a participant’s LTIP opportunity for a longer performance cycle. This one-time grant was granted to participants on January 27, 2023 consisting of non-qualified stock options. The non-qualified stock options were granted to align participants with stockholders to drive Company enterprise value and growth in stock price, with exercise prices that were above the fair market value of DSG as of the grant date.

2020-2022 LTIP

In 2020, long-term incentive awards were granted to the NEOs using three LTI award opportunities: twenty percent (20%) of the total target opportunity was granted in the form of RSUs, forty percent (40%) in PAs, and forty percent (40%) in MSUs. The target value of each award and the total 2020-2022 LTIP opportunity to each NEO is as follows:

Executive	RSU Target Award (1)	PA Target Award (1)	MSU Target Award (1)	Total 2020-2022 Opportunity
J. Bryan King	$—	$—	$—	$—
Ronald J. Knutson	61,108	122,216	122,216	305,540
Cesar A. Lanuza (2)	—	—	—	—
Michael G. DeCata (2)	—	—	—	—
(1)    Additional shares are granted to Mr. Knutson in consideration for the two-year post-vest holding period applicable to vested shares. The additional shares are based on a two-year discount of 17.0%, as determined by an independent valuation. The additional shares over his Target award granted were as follows: 300 RSUs, 600 PAs and 1,233 MSUs.
(2)    Messrs. Lanuza and DeCata were not participants in the 2020 - 2022 LTIP.

•The RSUs vested in full upon the completion of the three-year performance cycle on December 31, 2022, as Mr. Knutson remained continuously employed by the Company through such date. Mr. Knutson is subject to a two-year post-vest holding requirement on RSUs granted as part of the 2020-2022 LTIP. He cannot transfer or otherwise dispose of one-hundred percent (100%) of these awards until January 1, 2025.

•The PAs vested at 57.8% of the Target award based on the Company's performance against annual ROIC targets set in conjunction with the approved operating plan. The PA payout was calculated based on the Company’s 3-year cumulative average ROIC results relative to the cumulative 3-year average ROIC performance goal. PAs vested as Company common stock. Mr. Knutson is subject to a two-year post-vest holding requirement on PAs awarded as part of the 2020-2022 LTIP. He cannot transfer or otherwise dispose of one-hundred percent (100%) of these awards until January 1, 2025.
•The Company's trailing weighted average 60-trading day closing stock price as of December 31, 2022 was $33.82. The MSU award was not awarded, as the 60-trading day weighted average closing stock price did not exceed the threshold of $62.50.

	Threshold	Target	Maximum
Weighted Average Closing Stock Price (as of December 31, 2022)	$62.50	$71.50	$81.00
% of Target MSUs Vested	50%	100%	150%
Benefits and Retirement Plans

The NEOs are eligible for both “standard” and “non-qualified” benefits. Standard benefits are generally available to all of our employees and in some cases are subject to favorable tax treatment. Our standard benefit plans cover such items as health insurance, life insurance, vacation, profit sharing and 401(k) retirement savings. NEOs and employees are required to contribute to offset a portion of the cost of certain plans. In contrast to our standard benefits plans, non-qualified plans are not generally available to all employees and are not subject to favorable tax treatment under the Code.

Non-qualified benefits available to executives include the opportunity to receive Company profit sharing and 401(k) matching contributions in excess of the 2022 IRS annual compensation limit of $305,000, but not to exceed their current base salary, as well as the opportunity to defer compensation in a deferred compensation plan. The deferred compensation plan allows participants to defer the receipt of compensation arising from cash or vested stock-based compensation until a later year from the year earned and, therefore, defer payment of income taxes into retirement years when their personal income and tax levels are generally lower. A feature of the deferred compensation plan allows participants to select a set of mutual funds for cash compensation deferrals, which are then tracked for growth. The Company purchases life insurance policies which have been deposited into a rabbi trust to offset the Company's deferred compensation liability. Executives in the plan are unsecured creditors of the Company.

The Company has broad-based, qualified profit-sharing and 401(k) plans available to the NEOs, along with other employees, to facilitate retirement savings. Along with other employees, the Company matches 100% of the first 3% and 50% of the next 2% of NEO contributions to the 401(k) plan. The Company does not offer any other post-retirement benefits to the CEO or other NEOs. For 2022, the Company made a profit sharing contribution of 0.375% of eligible earnings, which was allocated among participants, pro-rata, according to their compensation.

Perquisites

Generally, we do not provide any perquisites or other personal benefits to our named executive officers; however, each NEO is eligible to receive up to $1,000 annually for financial planning.

Chief Executive Officer Compensation

Overview

Historically, in developing compensation recommendations for our Chief Executive Officer, the Compensation Committee has sought both to appropriately reward our Chief Executive Officer’s previous and current contributions and to create incentives for our Chief Executive Officer to continue to contribute significantly to successful results in the future.

Mr. King has served as Chairman since March 18, 2019 and was elected CEO & President effective May 1, 2022. In conjunction to serving as our Chairman, Mr. King has contributed significantly and actively to us as a stockholder and board member since May 16, 2017.

Cash Compensation

Mr. King did not receive any base salary or non-equity incentive compensation for his services as CEO/President of the Company because he elected not to receive any form of cash compensation for his services.

Historical Equity Compensation

Mr. King did not receive any equity compensation for his services as CEO/President of the Company because he elected not to receive any form of equity compensation for his services.

Pay vs. Performance Table

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last two completed calendar years. In determining the “compensation actually paid” to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table ("SCT") in previous years, as the SEC’s valuation methods for this section differ from those required in the SCT. The table below summarizes compensation values both previously reported in our SCT, as well as the adjusted values required in this section for the 2021 and 2022 calendar years.

Year	SCT Total for PEO (1)	Compensation Actually Paid to PEO (1)	SCT Total for PEO (2)	Compensation Actually Paid to PEO (2)	Average SCT Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (3)	Value of Initial Fixed $100 Investment Based on TSR (4)	Net Income (5)
2022	$—	$—	$211,021	$202,004	$1,904,708	$2,048,809	$72.4	$7,406
2021	—	—	1,474,586	1,229,865	720,115	986,948	107.5	(5,052)

(1)    Represents Mr. King who was elected as PEO effective May 1, 2022. Mr. King does not receive any compensation in connection with his role.
(2)    Represents Mr. DeCata and his role as PEO through his resignation date effective May 1, 2022.
(3)    Represents the following NEOs for each year:
•2021: Messrs. Knutson and McCarthy.
•2022: Messrs. Knutson and Lanuza.
(4)    The values disclosed in this column represent the measurement period value of an investment of $100 in our shares as of December 31, 2021 and then valued again on December 31, 2022.
(5)    Net income is shown in $000s.

Disclosure to Pay Versus Performance Table

Our NEOs’ total compensation has been comprised of a mix of base salary, annual cash incentive awards and long-term incentive awards that include performance-based cash and equity awards.

The tables below provide additional information on the elements of compensation that are reflected in our Summary Compensation Table, and where we have made adjustments to those elements to report compensation actually paid within the year.

PEO Summary Compensation Table Total to Compensation Actually Paid Reconciliation

Year	Salary	Bonus and Non-Equity Incentive Compensation	Other Compensation (1)	SCT Table Total	Deductions from SCT Total (2)	Additions to SCT Total (3)	Compensation Actually Paid to PEO
2022 (4)	$—	$—	$—	$—	$—	$—	$—
2022 (5)	186,667	—	24,354	211,021	—	(9,017)	202,004
2021 (5)	560,000	328,728	25,896	1,474,586	559,963	315,242	1,229,865
(1)    This column reflects “All Other Compensation” reported in the SCT for each year shown.
(2)    This column reflects the aggregate grant date fair value of equity-based awards granted each year as reported in the Stock Awards and SPR/Option Awards columns of the SCT for the applicable year, calculated in accordance with FASB ASC Topic 718. We do not sponsor or maintain any defined benefit pension plans and therefore, no deduction was made related to pension value.
(3)    This column reflects the value of equity-based awards calculated in accordance with Item 402(v) of Regulation S-K as required pursuant to SEC rules and based on the Company's closing stock price on December 31, 2022 of $36.86.
(4)    Represents Mr. King who was elected as PEO effective May 1, 2022. Mr. King does not receive any compensation in connection with his role.
(5)    Represents Mr. DeCata and his role as PEO through his resignation date effective May 1, 2022.

Average Non-PEO Summary Compensation Table Total to Compensation Actually Paid Reconciliation

Year	Salary	Bonus and Non-Equity Incentive Compensation	Other Compensation (1)	SCT Table Total	Deductions from SCT Total (2)	Additions to SCT Total (3)	Compensation Actually Paid to Non-PEO NEOs
2022 (4)	$436,011	$451,564	$20,508	$1,904,708	$996,625	$1,140,726	$2,048,809
2021 (5)	345,631	112,655	16,243	720,115	245,586	512,419	986,948
(1)    This column reflects “All Other Compensation” reported in the SCT for each year shown.
(2)    This column reflects the aggregate grant date fair value of equity-based awards granted each year as reported in the Stock Awards and SPR/Option Awards columns of the SCT for the applicable year, calculated in accordance with FASB ASC Topic 718. We do not sponsor or maintain any defined benefit pension plans and therefore, no deduction was made related to pension value.
(3)    This column reflects the value of equity-based awards calculated in accordance with Item 402(v) of Regulation S-K as required pursuant to SEC rules and based on the Company's closing stock price on December 30, 2022 (the last trading day of the year) of $36.86.
(4)    Represents the average compensation paid to Mr. Knutson and Mr. Lanuza, who joined Lawson Products on April 4, 2022.
(5)    Represents the average compensation paid to Messrs. Knutson and McCarthy, NEOs from the 2021 proxy filing.

Compensation actually paid is determined by taking the “Total Compensation” column amount from the SCT for each covered fiscal year and adjusting as follows for our PEO (Mr. DeCata) and Non-PEO Named Executive Officers, respectively. No adjustments are provided for Mr. King as PEO since he does not receive any compensation with respect to his service to the Company.

Adjustments to Determine Compensation Actually Paid for PEO (DeCata)

Covered Fiscal Year	2022	2021
SCT for PEO	$211,021	$1,474,586
Pension Adjustments (1)
Subtract “Change in Actuarial Present Value” reported in the SCT for the covered fiscal year	—	—
Add pension value attributable to covered fiscal year’s “service cost”	—	—
Add pension value attributable to the entire “prior service cost” of benefits granted (or credit for benefits reduced) in a plan amendment made in the covered fiscal year attributable to prior service periods	—	—
Equity Adjustments (2)
Subtract fair value (as of grant date) reported in the “Stock Awards” and “Option Awards” columns in the SCT for the covered fiscal year	—	559,963
Add fair value (as of end of year) of equity awards granted during the covered fiscal year that remain unvested as of year end	—	277,272
Add fair value (as of vesting date) of equity awards granted during the covered fiscal year that vest during the covered year	—	—
Add/Subtract the change in fair value from the prior year-end to the covered fiscal year-end for equity awards granted in prior fiscal years that were outstanding and unvested at the end of the prior year	83,163	21,120
Add/Subtract the change in fair value from the prior year-end to covered year-end for equity awards granted in prior fiscal years that vested during covered fiscal year	(92,180)	16,850
Subtract fair value (as of end of prior year) for equity awards granted in prior fiscal years that were forfeited during covered fiscal year	—	—
Add incremental fair value (as of modification date) of equity awards modified during covered fiscal year	—	—
Add dividends or other earnings paid on equity awards during covered fiscal year prior to vesting date of award that are not otherwise included in the total compensation for the covered fiscal year	—	—
Total Adjustments	$202,004	$1,229,865

Adjustments to Determine Average Compensation Actually Paid for Non-PEO NEOs

Covered Fiscal Year	2022	2021
Average SCT Total for Non-PEO NEOs	$1,904,708	$720,115
Pension Adjustments (1)
Subtract “Change in Actuarial Present Value” reported in the SCT for the covered fiscal year	—	—
Add pension value attributable to covered fiscal year’s “service cost”	—	—
Add pension value attributable to the entire “prior service cost” of benefits granted (or credit for benefits reduced) in a plan amendment made in the covered fiscal year attributable to prior service periods	—	—
Equity Adjustments (2)
Subtract fair value (as of grant date) reported in the “Stock Awards” and “Option Awards” columns in the SCT for the covered fiscal year	996,625	245,586
Add fair value (as of end of year) of equity awards granted during the covered fiscal year that remain unvested as of year end	1,152,625	113,801
Add fair value (as of vesting date) of equity awards granted during the covered fiscal year that vest during the covered year	—	—
Add/Subtract the change in fair value from the prior year-end to the covered fiscal year-end for equity awards granted in prior fiscal years that were outstanding and unvested at the end of the prior year	22,688	33,878
Add/Subtract the change in fair value from the prior year-end to covered year-end for equity awards granted in prior fiscal years that vested during covered fiscal year	(34,587)	364,740
Subtract fair value (as of end of prior year) for equity awards granted in prior fiscal years that were forfeited during covered fiscal year	—	—
Add incremental fair value (as of modification date) of equity awards modified during covered fiscal year	—	—
Add dividends or other earnings paid on equity awards during covered fiscal year prior to vesting date of award that are not otherwise included in the total compensation for the covered fiscal year	—	—
Total Adjustments	$2,048,809	$986,948

(1)    We do not sponsor or maintain any defined benefit pension plans and therefore, so no adjustments were made related to pension value.
(2)    The fair value or incremental fair value of all incentive equity awards is determined in accordance with ASC 718, “Compensation – Stock Compensation,” generally using the same assumptions used in determining the grant date fair value of our equity awards reflected in the Summary Compensation Table; provided, in order to properly value the option awards using the Black-Scholes model we use for such grant date fair value, we made appropriate adjustments to the grant date assumptions to reflect changes in the historical and implied stock price volatility, expected life (including remaining vesting periods, remaining expiration periods and option gain levels), dividend yield and risk-free interest rates as of each measurement date. The value of outstanding performance-based awards in the covered fiscal year is based upon the probable outcome of the performance conditions as of the last day of the fiscal year.

As shown in the tables above, changes in the market price of our granted equity awards following the date of the grant impacts the level of compensation that is actually paid to our NEOs. To assist in understanding the changes in value of the equity awards reflected above, the following table reflects the value of one share of our common stock as of each of the following dates. If that date reflects a non-business day, the value reported is the last trading date of the applicable calendar year:

	12/31/2020	12/31/2021	12/31/2022
Closing Stock Price	$50.91	$54.75	$36.86

Other NEOs Compensation Aligns With Performance

The total compensation cost for our other NEOs, Messrs. Lanuza and Knutson, continues to be aligned with our business results and the market value of the Company and, as noted previously, Mr. Lanuza was awarded a one-time above-market grant of 225,000 non-qualified stock options, with the entire award “out-of-the-money" as of grant date (the Company's stock price on April 12, 2022, the effective date of the grant, was $35.37 per share). Mr. Knutson's compensation opportunity is described in the "Elements of Total Compensation" section. For the 2020-2022 performance cycle, we are disclosing the granted pay opportunity, realizable and realized compensation of those other NEOs. A meaningful portion of the total compensation of these other NEOs is provided in the form of non-qualified stock options, MSUs and PAs, with the actual value of these awards tied 100% to the Company’s performance.

The chart below illustrates the aggregate realizable and aggregate realized compensation for these other NEOs over the three-year performance period. Realizable compensation is lower than the granted pay opportunity as a result of the Company's stock price depreciation over the three-year performance period.

2020 - 2022 Other NEOs Granted, Realizable & Realized Compensation (1)

Value (in $000s)
6,000
5,000
4,000
3,000
2,000
1,000
0

	Granted Pay Opportunity (2)	Realizable (3)	Realized (4)
LTIP	2,604	369	143
AIP	1,236	1,183	1,183
Base Salary	1,608	1,608	1,608

(1) The 2020-2022 aggregate granted pay opportunity, realizable and realized compensation for Messrs. Knutson and Lanuza are included in the chart above.
(2) In the chart above, “Granted Pay Opportunity” equals the sum of the three prior years (i.e., 2020-2022): (i) salary (as reported in the SCT on page 43), (ii) target award opportunity of AIP, and (iii) the grant date fair-value of LTIP awards as reported in the SCT.
(3) In the chart above, “Realizable Pay” equals the sum of the three prior years: (i) salary earned, (ii) AIP earned, and (iii) the value of all earned long-term incentive awards for the completed performance cycle, as well as unvested LTIP awards for the ongoing performance cycle. All unvested long-term incentive awards are valued based on our stock price as of December 30, 2022 (the last trading day of the year) of $36.86. The Company's trailing weighted average 60-trading day closing stock price as of December 30, 2022 was $33.82, therefore the 2020-2022 MSU award was not awarded, as the 60-trading day weighted average closing stock price did not exceed $62.50. The realizable value of eligible NEOs' 2021-2023 MSU awards is shown in the table at Threshold award levels, as the Company's stock price as of December 30, 2022 falls below Threshold price of $61.50. The realizable value of eligible NEOs' 2021-2023 ROIC awards is shown in the table at Target award levels based on Company performance as of December 31, 2022.
(4) In the chart above, “Realized Pay” equals the sum of the three prior years: (i) salary earned, (ii) AIP earned, and (iii) the value of all earned LTIP awards for the completed performance cycle.

Corporate Governance Practices Impacting Executive Compensation

The continued focus on our overall pay-for-performance philosophy is supported by the Company's compensation governance framework, which is demonstrated by the following policies:

•Anti-Hedging Policy - Our Anti-Hedging policy prohibits our directors, NEOs and other key executive officers from hedging the economic interest in the Company securities that they hold (as described in more detail under "Anti-Hedging Policy" on page 22).

•Clawback Policy - Our Clawback Policy protects the Company in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws (as described in more detail under "Clawback Policy" on page 22).

•Gross-Up on Change-in-Control Payments - We do not pay tax gross-ups for change in control ("CIC") payments under Code Section 280G.

•Independent Compensation Consultant - The Compensation Committee's engagement of an independent compensation consultant that does not provide any services to management and that had no prior relationship with management prior to the engagement.

•Compensation Practices Not Permitted:
◦A supplemental executive retirement plan (SERP);
◦Single-trigger golden parachute payments;
◦Perquisites for former or retired executives;
◦Personal use of corporate aircraft, personal security systems maintenance and/or installation, car allowance, or executive life insurance; and
◦Payments for cause terminations or resignations other than for good reason following a change-in-control.

Separation and Change-in-Control

Employment and Change-in-Control Contracts

Certain NEOs have employment contracts with the Company as further described in the "Compensation Agreements" section on page 41. Employment and change-in-control contracts help attract executives to work for the Company by protecting them from certain risks, such as position elimination in the event of a business reorganization or a change-in-control or sale of the Company. The executives or their heirs may also be protected in case of disability or death.

Tax & Accounting Considerations

Policy with Respect to Code Section 162(m)

Code Section 162(m) limits the Company's ability to deduct compensation paid in any given year to our “covered employees” (as defined by Section 162(m), generally, our current and former named executive officers) in excess of $1.0 million. Prior to the enactment of legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”), Section 162(m) provided an exception from this deduction limit for certain forms of “performance-based compensation,” which included the gain recognized by covered employees upon the exercise of compensatory stock options and on the vesting of performance share awards. The TCJA repealed the performance-based compensation exemption under Section 162(m), effective for taxable years beginning after December 31, 2017, subject to certain transition relief. This repeal means that compensation paid to our covered employees in excess of the $1.0 million compensation limitation under Code Section 162(m) will not be deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017, commonly referred to as grandfathered amounts. While our Compensation Committee will continue to consider tax deductibility in determining executive compensation, the Compensation Committee will use its business judgment (as done from time to time in the past) when it is in our best interest to provide for compensation that may not be deductible.

Impact of Accounting Treatment

The Compensation Committee also considers the accounting treatment of the cash and equity awards in making decisions about the awards that the Company grants and maintains. The fair value of stock-based compensation, which includes equity incentives such as stock options, restricted stock awards, RSUs and MSUs as well as cash-based SPRs, is measured in accordance with GAAP and is expensed over the applicable vesting period.

Code Sections 280G and 4999

Code Sections 280G and 4999 relate to a 20% excise tax that may be levied on a payment made to an executive as a result of a change-in-control (“CIC”) if the payment exceeds three times the executive's base earnings (as defined by Code Section 280G). The Company seeks to minimize the tax consequences that might arise under a potential CIC of DSG by limiting the amount of compensation that may be paid to an executive in such a circumstance. In the event the excise tax is triggered, the existing CIC agreements provide that the Company will reduce the CIC payment by the amount necessary so that the payment will not be subject to the excise tax, if this would result in the most beneficial outcome for the executive, net of all federal state and excise taxes. Should the Company not reduce the payment as noted, the existing agreements do not provide for any gross-up payment related to potential Code Section 280G excise taxes, which are the sole responsibility of the executive.

COMPENSATION AGREEMENTS

Key terms of compensation agreements currently in effect between Lawson Products and the Company’s NEOs are summarized below.

Mr. Cesar A. Lanuza

Mr. Lanuza is employed under an employment agreement dated as of April 4, 2022, as the President and Chief Executive Officer of Lawson Products. Pursuant to the agreement, Mr. Lanuza's base salary was set at $600,000. The base salary will be subject to periodic review by the Compensation Committee of the Company's Board of Directors and may be increased by the Compensation Committee at any time. Mr. Lanuza is employed on an "at will" basis, and his employment may be terminated at any time at the option of Lawson Products or Mr. Lanuza, on the terms and subject to the conditions set forth in the agreement. Pursuant to this agreement, Mr. Lanuza is eligible for a performance-based annual incentive opportunity as determined each year by the Company’s Board under the Company’s Annual Incentive Plan, and he was awarded a one-time grant of non-qualified stock options in connection with his employment.

In the event Lawson Products terminates Mr. Lanuza without Cause, or he terminates his employment for Good Reason (each as defined in the Employment Agreement), Mr. Lanuza will receive his then current base salary for two years and coverage under Lawson Products' health benefit plans for an additional two years following termination.

In the event of a Change in Control (as such term is defined in the Equity Plan), then (i) all outstanding unvested stock options shall vest 10 days prior to such Change in Control, (ii) all vested stock options shall become fully exercisable 10 days prior to such Change in Control, and (iii) if at the time of a Change in Control there are unexercised vested stock options, and the exercise price of the vested stock option is less than the price paid for a share of common stock in connection with the Change in Control, such stock options shall be cancelled, and Mr. Lanuza will receive the value of such stock option between the exercise price and the per-share price received by other shareholders at the time of forfeiture. If at the time of a Change in Control the exercise price of a vested stock option equals or exceeds the price paid for a share of common stock in connection with the Change in Control, and Mr. Lanuza has not exercised such vested stock option on or prior to the date of the Change in Control, such stock option shall be cancelled without the payment of consideration therefor.

In the event Mr. Lanuza’s employment is terminated due to his death or if Lawson Products terminates his employment due to his Disability (as defined in the Employment Agreement) Lawson Products shall have no obligation to Mr. Lanuza except that Lawson Products shall pay him any accrued compensation.

Mr. Lanuza has agreed not to compete with the Company, its subsidiaries and other entities in which the Company and its subsidiaries have an ownership interest during the period of employment and for a period of eighteen months after the effective date of his termination.

Mr. Ronald J. Knutson

Mr. Knutson is employed under an employment agreement dated as of January 27, 2023, as the Executive Vice President and Chief Financial Officer of the Company and of Lawson Products. Pursuant to the agreement, Mr. Knutson is entitled to receive a base salary of $435,000 per annum. The base salary may be increased by the Compensation Committee of the Company's Board of Directors. Mr. Knutson will be employed on an "at will" basis, and his employment may be terminated at any time at the option of the Company or Mr. Knutson, on the terms and subject to the conditions set forth in the agreement. The agreement provides that he will be eligible for a base salary, a performance-based annual incentive bonus, and he was granted one-time equity-based compensation awards in 2023, including stock options and restricted stock units ("RSUs").

In the event the Company terminates Mr. Knutson without Cause, or if his employment is terminated due to his death or Disability, of if he terminates his employment for Good Reason (each as defined in the employment agreement), Mr. Knutson (or if Mr. Knutson dies while employed by the Company and prior to his attainment of age 65, his designated beneficiaries) will receive his then current base salary for two years and coverage under the Company’s health benefit plans for an additional two years following termination, at his or the beneficiaries’ cost.

In the event of a Change in Control (as such term is defined in the Equity Plan), then (i) all outstanding unvested stock options granted to Mr. Knutson shall vest 10 days prior to such Change in Control, (ii) all vested stock options shall become fully exercisable 10 days prior to such Change in Control, and (iii) if at the time of a Change in Control there are unexercised vested stock options, and the exercise price of the vested stock option is less than the price paid for a share of common stock in connection with the Change in Control, such stock options shall be cancelled, and Mr. Knutson will receive the value of such stock option between the exercise price and the per-share price received by other shareholders at the time of forfeiture. If at the time of a Change in Control the exercise price of a vested stock option equals or exceeds the price paid for a share of common stock in connection with the Change in Control, and Mr. Knutson has not exercised such vested stock option on or prior to the date of the Change in Control, such stock option shall be cancelled without the payment of consideration therefor.

Mr. Knutson has agreed not to compete with the Company, its subsidiaries and other entities in which the Company and its subsidiaries have an ownership interest during the period of his employment and for a period of eighteen months thereafter.

Mr. Michael G. DeCata

Retirement and Consulting Agreement

On April 4, 2022, Mr. DeCata entered into an agreement pursuant to which he agreed to retire from his positions as President and Chief Executive Officer and as a member of the Board of Directors of the Company on May 1, 2022. The agreement also provided that, effective as of April 4, 2022, Mr. DeCata retired from his position as President and Chief Executive Officer of the Company, and all other positions with the Company.

In connection with Mr. DeCata’s retirement, the Company and Mr. DeCata entered into a Retirement and Consulting Agreement, dated as of April 4, 2022 (the “DeCata Consulting Agreement”), pursuant to which Mr. DeCata agreed (1) to remain employed as the Chief Executive Officer of the Company through May 1, 2022, (2) that effective as of May 1, 2022, Mr. DeCata was deemed to have resigned from all his positions with the Company (including his membership on the Board of Directors of the Company) and (3) to thereafter provide during the Consulting Period (as defined below) consulting and advisory services from time to time as may be reasonably requested by the Company’s Chief Executive Officer or a member of the Company’s Board of Directors. The “Consulting Period,” as used in this subsection, means the period commencing on May 1, 2022, and continuing until the earliest of (i) May 1, 2026, (ii) the Company’s termination of Mr. DeCata’s consulting and advisory services and (iii) Mr. DeCata’s death or disability.

The DeCata Consulting Agreement provides that Mr. DeCata received through May 1, 2022, (i) his current base salary, (ii) continued eligibility to receive the employee benefits Mr. DeCata currently receives (provided that Mr. DeCata will not be eligible to receive an Annual Incentive Plan award or a Long-Term Incentive Plan award for any period on or after May 1, 2022) and (iii) certain other accrued compensation under his Employment Agreement.

The DeCata Consulting Agreement also provides that (1) during the Consulting Period, Mr. DeCata shall be entitled to receive an annualized amount of $600,000 per year, payable in monthly installments, for each month of the Consulting Period, (2) the Consulting Period shall be deemed to be continued employment for purposes of Mr. DeCata’s existing equity awards that are market stock units or stock performance rights, (3) all of Mr. DeCata’s outstanding restricted stock units were accelerated as of May 1, 2022, and (4) Mr. DeCata shall continue to be covered under the Company’s group health plan, including any spousal and dependent coverage, at active employee rates, through the end of the Consulting Period. However, the DeCata Consulting Agreement further provides that if the Consulting Period terminates prior to May 1, 2026, for any reason other than (i) a voluntary termination by Mr. DeCata (which does not include a termination because of death or disability) or (ii) a termination by the Company due to Mr. DeCata’s material breach of the DeCata Consulting Agreement, the payments and benefits described in the preceding sentence will continue to be paid or provided through May 1, 2026.

In addition, the DeCata Consulting Agreement obligated Mr. DeCata to provide a general waiver and release of claims in the form prescribed by the DeCata Consulting Agreement no later than June 30, 2022 and obligates Mr. DeCata to comply with certain restrictive covenants.

EXECUTIVE COMPENSATION

2022 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for the last two fiscal years awarded to or earned by individuals who served during 2022 as the Company's CEO and each of the Company's two other most highly compensated executive officers in 2022.

					SPR/	Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation
Position	Year	($)(1)	($)	($)	($)	($)(2)	($)(3)	Total ($)

J. Bryan King (4)	2022	—	—	—	—	—	—	—
Chairman, President and Chief Executive Officer	2021	—	—	—	—	—	—	—

Ronald J. Knutson	2022	423,943	—	—	—	383,749	21,218	828,910
Executive Vice President, Chief Financial Officer and Treasurer	2021	381,924	—	305,538	—	134,517	17,947	839,926

Cesar A. Lanuza (5)	2022	448,079	—	—	1,993,250	519,379	19,798	2,980,506
President and Chief Executive Officer, Lawson Products	2021	—	—	—	—	—	—	—

Michael G. DeCata (6)	2022	186,667	—	—	—	—	24,354	211,021
Former President and Chief Executive Officer, Lawson Products	2021	560,000	—	559,963	—	328,728	25,896	1,474,587
(1)    The amounts listed in this column represent the base salary paid to the NEOs in 2022.
(2)    Amounts represent AIP bonuses earned (rather than paid) in the respective year. The AIP bonuses awarded in 2022 reported above were paid out in 2023. For a discussion of our AIP, see the subsections of this proxy statement above entitled “Non-Equity (Annual) Incentive Plan ("AIP")”.
(3)    See All Other Compensation table for details regarding the amounts in this column for 2022.
(4)    Mr. King does not receive any compensation in connection with his roles of Chairman, CEO & President.
(5)    Mr. Lanuza joined as President and Chief Executive Officer of Lawson Products on April 4, 2022.
(6)    Mr. DeCata resigned from his positions as President and Chief Executive Officer effective May 1, 2022.

ALL OTHER COMPENSATION IN 2022

	Profit	401(k)	Deferred			Consulting
	Sharing	Matching	Compensation	Disability		Fees & Paid
	Contribution	Contribution	Contributions	Insurance	Financial	Time Off
Name and Principal Position	(1)	(2)	(3)	(4)	Planning	(5)	Total

J. Bryan King	—	—	—	—	—	—	—
Chairman, President and Chief Executive Officer

Ronald J. Knutson	1,144	12,200	5,204	2,670	—	—	21,218
Executive Vice President, Chief Financial Officer and Treasurer

Cesar A. Lanuza	1,144	10,500	6,260	1,894	—	—	19,798
President and Chief Executive Officer, Lawson Products

Michael G. DeCata	—	7,467	—	732	—	16,155	24,354
Former President and Chief Executive Officer, Lawson Products
(1)    The Company made a profit sharing contribution of 0.375% of base salary up to the 2022 IRS annual compensation limit of $305,000 to all plan participants, including the NEOs.
(2)    The Company matches all plan participant contributions equal to 100% on the first 3% of the employee's contributions and 50% on the next 2% of contributions.
(3)    The Company made a deferred compensation contribution of 4.00% of participants’ base salary in excess of the 2022 IRS annual compensation limit of $305,000 to all plan participants, including the NEOs as described above under the "Non-qualified Deferred Compensation" table.
(4)    The Company provides individual disability insurance coverage for all Vice Presidents, Executive Vice Presidents and the CEO/President.
(5)    Represents unused vacation balance paid out at Mr. DeCata retirement date of May 1, 2022.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2022

	Stock Performance Rights and Stock Option Awards (1)					Stock Awards		Stock Awards
	Number of Securities Underlying Unexercised Options/SPRs		Options/SPR Exercise Price		Options/ SPR Expiration Date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested (2)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not yet vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not yet vested

Named Executive Officer	Exercisable	Unexercisable

Ronald J. Knutson	9,023	—	18.98	(3)	12/31/2023
	7,983	—	22.75	(4)	12/31/2024
	8,742	—	24.70	(5)	12/31/2025
	5,017	—	30.54	(6)	12/31/2026
				(7)		1,441	53,115
				(8)		1,441	53,115
				(9)				1,813	66,827

Cesar A. Lanuza	—	100,000	55.00	(10)	4/12/2032
	—	25,000	80.00	(10)	4/12/2032
	—	50,000	110.00	(10)	4/12/2032
	—	50,000	140.00	(10)	4/12/2032

Michael G. DeCata	15,977	—	18.98	(3)	12/31/2023
(former Executive)	17,210	—	23.70	(11)	8/14/2024
	13,667	—	27.70	(11)	8/14/2024
	10,123	—	31.70	(11)	8/14/2024
	16,790	—	23.70	(11)	8/14/2024
	13,333	—	27.70	(11)	8/14/2024
	9,877	—	31.70	(11)	8/14/2024
				(7)		2,641	97,347
				(8)		2,641	97,347
				(9)				3,323	122,486
(1)    The data in these columns includes SPR grants, which have similar characteristics to options as they are tied to performance of the Company’s stock price but are settled in cash upon exercise.
(2)    RSUs are valued at closing stock price at December 30, 2022 (the last trading day of the year) of $36.86.
(3)    Represents the SPRs granted on 1/15/16, as part of the 2016-2018 LTIP, which vested on 12/31/2018.
(4)    Represents the SPRs granted on 1/12/17 as part of the 2017-2019 LTIP, which vested on 12/31/2019.
(5)    Represents the SPRs granted on 1/8/18 as part of the 2018-2020 LTIP, which vested on 12/31/2020.
(6)    Represents the SPRs granted on 3/5/19 as part of the 2019-2021 LTIP, which cliff vest on 12/31/2021 subject to the recipient’s continued employment with the Company.
(7)    Represents the RSUs granted on 1/5/21 as part of the 2021-2023 LTIP, which cliff vest on 12/31/2023 subject to the recipient’s continued employment with the Company. Per the terms of Mr. DeCata's retirement and consulting agreement, Mr. DeCata’s existing equity awards will remain outstanding through the original vesting date.
(8)    Represents the PAs granted on 1/5/2021 as part of the 2021-2023 LTIP. PAs are exchangeable for shares of Company common stock, or the equivalent amount in cash, based upon the achievement of certain financial performance metrics during the performance period. PAs reflect threshold awards (i.e., the minimum payout level), as Company ROIC performance for the performance period is below the threshold performance level. Per the terms of Mr. DeCata's retirement and consulting agreement, Mr. DeCata’s existing equity awards will remain outstanding through the original vesting date.
(9)    Represents the MSUs granted on 1/5/21 as part of the 2021-2023 LTIP award, which cliff vest on 12/31/2023 based on the trailing 60 trading day average closing price of the Company’s common stock at vest date on December 31, 2023 and subject to the recipient’s continued employment with the Company. MSUs reflect threshold awards (i.e., the minimum payout level), as closing stock price at December 30, 2022 (the last trading day of the year) of $36.86 per share does not meet threshold price of $61.50. Per the terms of Mr. DeCata's retirement and consulting agreement, Mr. DeCata’s existing equity awards will remain outstanding through the original vesting date.

(10)    Mr. Lanuza was awarded an option to purchase 225,000 shares of Company common stock in connection with his employment agreement dated April 4, 2022. The options were granted as follows: (a) 100,000 of the options have an exercise price of $55.00, (b) 25,000 of the options have an exercise price of $80.00, (c) 50,000 of the options have an exercise price of $110.00 and (d) 50,000 of the options have an exercise price of $140.00. One-fifth of each tranche of options vest and became exercisable on the first, second, third, fourth and fifth anniversaries of the grant date.
(11)    Mr. DeCata was awarded an option to purchase 40,000 shares of Company common stock and 41,000 SPRs in lieu of his participation in the regular cycle annual LTIP grants for the following three-year performance cycles: 2018-2020, 2019-2021 and 2020-2022. The options and SPRs were granted as follows: (a) 16,790 of the options and 17,210 of the SPRs have an exercise price of $23.70, (b) 13,333 of the options and 13,667 of the SPRs have an exercise price of $27.70 and (c) 9,877 of the options and 10,123 of the SPRs have an exercise price of $31.70. One-third of each tranche of options and SPRs vested and became exercisable on the first, second and third anniversaries of the grant date.

NON-QUALIFIED DEFERRED COMPENSATION

Under the Lawson Products' 2004 Executive Deferral Plan, certain executives, including NEOs, may defer portions of their base salary, bonus, and LTIP award amounts. Deferral elections are made by eligible executives by the end of the year proceeding the plan year for which the election is made. An executive may defer a minimum of $2,000 aggregate of base salary, bonus and/or LTIP award. The maximum deferral amount for any plan year is 80% of base salary, 100% of bonus and 100% of LTIP amounts. Lawson Products also makes a contribution to the 2004 Deferral Plan equal to the amount the executives, including NEOs, would have received under Lawson Products' tax-qualified 401(k) plan, but for Internal Revenue Code limits.

The investment options available to an executive include funds generally similar to or as available through it's qualified retirement plan. Lawson Products does not provide for any above market return for participants in the 2004 Executive Deferral Plan.

An executive may elect to receive distributions under three scenarios, receiving benefits in either a lump sum or in annual installments up to five years in the event of termination and up to fifteen years in the event of death or disability. Upon demonstrating an unforeseeable financial emergency and receipt of approval from the Compensation Committee, an executive may interrupt deferral or be allowed to access funds in his deferred compensation account.

Named Executive Officer	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/Distributions in Last FY	Aggregate Balance at Last FYE (3)

J. Bryan King	$—	$—	$—	$—	$—

Ronald J. Knutson	76,750	5,204	(645,728)	—	1,821,850

Cesar A. Lanuza	—	6,260	—	—	6,260

Michael G. DeCata (former executive)	—	—	(865,718)	410,165	1,840,399
(1)    Represents contributions in 2023 pertaining to 2022 earnings.
(2)    Represents profit sharing and 401(k) contributions in excess of the 2022 IRS annual compensation limit of $305,000.
(3)    Amounts reported at the beginning of the fiscal year were $0, $2,385,624, $0 and $3,116,283 for Messrs. King, Knutson, Lanuza and DeCata. Mr. Knutson's FYE balance in 2021 was reported in the Company's 2021 proxy statement as $2,392,134. This amount was corrected to represent additional losses incurred of $6,509 to accurately reflect Mr. Knutson's FYE balance.

Defined Benefit Plans

We do not maintain or contribute to any defined benefit pension plans or supplemental executive retirement plans for our NEOs.

DIRECTOR COMPENSATION IN 2022

Director Compensation

In 2022, the Company's non-employee directors were eligible to receive an annual cash retainer of $75,000 (paid on a quarterly basis) for participating in the Board and Board committee meetings. The directors also received a regular cycle annual restricted stock grant with a grant date fair value of $75,000 that cliff-vests upon the one-year anniversary of the date of grant. Directors' travel expenses for attending meetings are reimbursed by the Company. The Compensation Committee meets annually to review and approve director compensation. Director fees are pro-rated for periods of service less than a full year.

The independent Lead Director received an additional $25,000 for his services, and the Chairpersons of the respective Board committees received additional compensation as follows:

Committee Chairperson	Additional Annual Compensation

Independent Lead Director	$25,000
Audit	20,000
Compensation	15,000
Nominating and Corporate Governance	7,500

The Compensation Committee is responsible for reviewing director compensation and making adjustments to the structure when necessary to reflect material changes to the complexity of the Company. The Board's governance responsibility significantly expanded and increased in complexity as a result of the transition from overseeing the former Lawson Products company to DSG. As a result, the Board requested an updated peer group benchmarking analysis from FGMK and then approved the following changes to director compensation during its July 22, 2022 meeting which will go into effect January 1, 2023:
•Chair retainers will increase to $50,000 for the Independent Lead Director, $25,000 for the Audit Chairperson, $20,000 for the Compensation Chairperson and $10,000 for the Nominating and Corporate Governance Chairperson.
•The annual restricted stock grant will increase to a grant date fair value of $125,000.
•Committee cash retainers will be instituted as follows: $10,000 for members of the Audit Committee, $7,500 for members of the Compensation Committee and $5,000 for members of the Nominating and Corporate Governance Committee.

The following table shows compensation earned in 2022 by non-employee directors.

Director	2022 Fees Earned or Paid in Cash	2022 Stock Awards (1)	2022 Total

Andrew B. Albert	$82,500	$75,000	$157,500
I. Steven Edelson	75,000	75,000	150,000
Lee S. Hillman	135,000	75,000	210,000
J. Bryan King (2)	—	—	—
Mark F. Moon	75,000	75,000	150,000
Bianca A. Rhodes	75,000	75,000	150,000
Robert S. Zamarripa (3)	9,375	75,000	84,375
(1)    Represents the grant date fair value of the RSUs for 2022 board service. As of December 31, 2022, each of our non-employee directors held 2,034 shares of unvested restricted stock, with the exception of J. Bryan King, who did not receive any RSUs for his 2022 board service.
(2)    J. Bryan King waived his right to the regular cycle annual restricted stock grant for 2022, as well as any director fees for 2022.
(3)    Effective November 15, 2022, Robert S. Zamarripa was elected to the Board and the committees he serves.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s policy regarding related party transactions is outlined in the Code of Conduct which is applicable to all employees and sales representatives and is available on our website at www.distributionsolutionsgroup.com in the investor relations corporate governance section. Additionally, all directors and senior officers of the Company must complete an annual questionnaire in which they are required to disclose in writing any related party transactions.

The Company’s policy is for all transactions between the Company and any related person to be promptly reported to the Company’s Secretary and General Counsel who will gather the relevant information about the transaction and present the information to the Audit Committee. The Audit Committee then determines whether the transaction is a material related party transaction to be presented to the Board of Directors. The Board of Directors then approves, ratifies, or rejects the transaction. A majority of the members of the Company’s Board of Directors and a majority of independent and disinterested directors must approve the transaction for it to be ratified. The Board of Directors only approves those proposed transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders.

Business Combination with TestEquity and Gexpro Services

On December 29, 2021, the Company entered into:

•    an Agreement and Plan of Merger (the “TestEquity Merger Agreement”) by and among (i) LKCM TE Investors, LLC, a Delaware limited liability company (the “TestEquity Equityholder”), (ii) TestEquity Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of the TestEquity Equityholder (“TestEquity”), (iii) the Company and (iv) Tide Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub 1”), pursuant to the terms and subject to the conditions of which the parties agreed, among other things, that Merger Sub 1 would merge with and into TestEquity, with TestEquity surviving the merger as a wholly-owned subsidiary of the Company (the “TestEquity Merger”); and
•    an Agreement and Plan of Merger (the “Gexpro Services Merger Agreement” and, together with the TestEquity Merger Agreement, the “Merger Agreements”) by and among (i) 301 HW Opus Investors, LLC, a Delaware limited liability company (the “Gexpro Services Stockholder”), (ii) 301 HW Opus Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Gexpro Services Stockholder (“Gexpro Services”), (iii) the Company and (iv) Gulf Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub 2”), pursuant to the terms and subject to the conditions of which the parties agreed, among other things, that Merger Sub 2 would merge with and into Gexpro Services, with Gexpro Services surviving the merger as a wholly-owned subsidiary of the Company (the “Gexpro Services Merger” and, together with the TestEquity Merger, the “Mergers”).

On April 1, 2022 (the “Closing Date”), the TestEquity Merger was consummated pursuant to the TestEquity Merger Agreement. In accordance with the TestEquity Merger Agreement, Merger Sub 1 merged with and into TestEquity, with TestEquity surviving as a wholly-owned subsidiary of the Company. In accordance with and under the terms of the TestEquity Merger Agreement, in connection with the closing of the TestEquity Merger on the Closing Date, the Company: (i) issued to the TestEquity Equityholder 3,300,000 shares of Company common stock (the “TestEquity Closing Shares”), (ii) on behalf of TestEquity, paid certain indebtedness of TestEquity and (iii) on behalf of TestEquity, paid certain transaction expenses of TestEquity. The TestEquity Merger Agreement provided that up to an additional 700,000 shares of Company common stock would be potentially issuable to the TestEquity Equityholder in accordance with, and subject to the terms and conditions of, the earnout provisions of the TestEquity Merger Agreement. On March 20, 2023, the Company issued 700,000 shares of Company common stock to the TestEquity Equityholder (the “TestEquity Holdback Shares”) pursuant to the terms of the earnout provisions of the TestEquity Merger Agreement. The TestEquity Holdback Shares issued represented the maximum number of additional shares that could be issued under the TestEquity Merger Agreement, and no further shares are available for issuance, and no additional shares will be issued, in connection with the TestEquity Merger Agreement.

On the Closing Date, the Gexpro Services Merger was consummated pursuant to the Gexpro Services Merger Agreement. In accordance with the Gexpro Services Merger Agreement, Merger Sub 2 merged with and into Gexpro Services, with Gexpro Services surviving as a wholly-owned subsidiary of the Company. In accordance with and under the terms of the Gexpro Services Merger Agreement, in connection with the closing of the Gexpro Services Merger on the Closing Date, the Company: (i) issued to the Gexpro Services Stockholder 7,000,000 shares of Company common stock (the “Gexpro Services Closing Shares” and, together with the TestEquity Closing Shares, the “Closing Shares”), (ii) on behalf of Gexpro Services, paid certain indebtedness of Gexpro Services and (iii) on behalf of Gexpro Services, paid certain specified transaction expenses of Gexpro Services. The Gexpro Services Merger Agreement provided that up to an additional 1,000,000 shares of the Company common stock would be potentially issuable to the Gexpro Services Stockholder in accordance with, and subject to the terms and conditions of, the earnout provisions of the Gexpro Services Merger Agreement. On March 20, 2023, the Company issued 1,000,000 shares of Company common stock to the Gexpro Services Stockholder (the “Gexpro Services Holdback Shares” and, together with the TestEquity Holdback Shares, the “Holdback Shares”), pursuant to the terms of the earnout provisions of the Gexpro Services Merger Agreement. The Gexpro Services Holdback Shares issued represented the maximum number of additional shares that could be issued under the Gexpro Services Merger Agreement, and no further shares are available for issuance, and no additional shares will be issued, in connection with the Gexpro Services Merger Agreement.

Based on the $38.69 closing price of Company common stock on the NASDAQ Global Select Market on the Closing Date, (i) the 3,300,000 TestEquity Closing Shares issued to the TestEquity Equityholder at the Closing had a value of approximately $127.7 million and (ii) the 7,000,000 Gexpro Services Closing Shares issued to the Gexpro Services Stockholder at the Closing had a value of approximately $270.8 million. Based on the $38.87 closing price of Company common stock on the NASDAQ Global Select Market on March 20, 2023, the date the Holdback shares were issued, (i) the 700,000 TestEquity Holdback Shares issued to the TestEquity Equityholder on March 20, 2023, had a value of approximately $27.2 million and (ii) the 1,000,000 Gexpro Services Holdback Shares issued to the Gexpro Services Stockholder on March 20, 2023, had a value of approximately $38.9 million.

As of the Closing Date and as of March 30, 2023, entities affiliated with LKCM and J. Bryan King, including private investment partnerships for which LKCM serves as investment manager, owned a majority of the ownership interests in the TestEquity Equityholder (which in turn owned all of the outstanding equity interests of TestEquity as of immediately prior to the completion of the TestEquity Merger, and which received all of the shares of Company common stock issued in connection with the TestEquity Merger). As of the Closing Date, each of J. Bryan King and Mark F. Moon (who are members of the Company’s board of directors and nominees for re-election as a director at the Annual Meeting) was a director of the TestEquity Equityholder. In addition, as of the Closing Date and as of March 30, 2023, each of Mark F. Moon and Russ Frazee (who is the Chief Executive Officer of TestEquity) held a direct or indirect equity interest in the TestEquity Equityholder.

As of the Closing Date and as of March 30, 2023, entities affiliated with LKCM and J. Bryan King, including private investment partnerships for which LKCM serves as investment manager, owned a majority of the ownership interests in the Gexpro Services Stockholder (which in turn owned all of the outstanding stock of Gexpro Services as of immediately prior to the completion of the Gexpro Services Merger, and which received all of the shares of Company common stock issued in connection with the Gexpro Services Merger). In addition, as of the Closing Date and as of March 30, 2023, Robert H. Connors (who is the President and Chief Executive Officer of Gexpro Services) held a direct or indirect equity interest in the TestEquity Equityholder.

As of the day immediately preceding the Closing Date, entities affiliated with LKCM and J. Bryan King beneficially owned approximately 48% of the shares of Company common stock outstanding as of the day immediately preceding the Closing Date.

As a result of and immediately after the consummation of the Mergers, entities affiliated with LKCM and J. Bryan King beneficially owned in the aggregate approximately 14,640,000 shares of Company common stock as of the Closing Date, which shares represented approximately 75% of the shares of Company common stock outstanding as of the Closing Date after giving effect to the issuance of shares as of the Closing Date in connection with the consummation of the Mergers. Such aggregate share amount did not include any of the up to 700,000 TestEquity Holdback Shares or any of the up to 1,000,000 Gexpro Services Holdback Shares potentially issuable to the TestEquity Equityholder and the Gexpro Services Stockholder, respectively. As a result of and immediately after the issuance of the Holdback Shares, entities affiliated with LKCM and J. Bryan King beneficially owned in the aggregate approximately 16,343,508 shares of Company common stock as of March 20, 2023, which shares represented approximately 77.5% of the shares of Company common stock outstanding as of March 20, 2023, after giving effect to the issuance of the Holdback Shares.

Additional Information about Certain Beneficial Owners of Company Common Stock

As of March 30, 2023, after taking into account the issuance of the Holdback Shares under the Merger Agreements, LKCM and J. Bryan King beneficially owned approximately 77.5% and 76.3%, respectively, of the issued and outstanding shares of Company common stock. Mr. King is the Chairman of the Board of Directors of the Company. Mr. King has also served as President and Chief Executive Officer of the Company since May 1, 2022. For additional information about the beneficial ownership of Company common stock by LKCM and J. Bryan King, and their affiliated entities holding such shares of Company common stock, see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.” As a result of such beneficial ownership, LKCM and Mr. King are able to exercise significant control over the election of directors to the Board of Directors of the Company and the vote on all other matters submitted to a vote of the Company’s stockholders.

Registration Rights Agreement

In connection with the consummation of the Mergers, the Company, the TestEquity Equityholder and the Gexpro Services Stockholder entered into a Registration Rights Agreement, dated as of April 1, 2022 (the “Registration Rights Agreement”), pursuant to which, among other things, the Company has agreed to register for resale, subject to the terms and conditions set forth therein, any and all Registrable Securities.

“Registrable Securities” means any and all (i) shares of Company common stock beneficially owned by the Demand Stockholders (as defined below) and (ii) other equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (i) by way of conversion or exchange thereof or share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization. “Demand Stockholders” means the TestEquity Equityholder, the Gexpro Services Stockholder and their respective transferees that become parties to the Registration Rights Agreement pursuant to the terms set forth in the Registration Rights Agreement.

The Registration Rights Agreement provides that, subject to the terms and conditions thereof, and subject to the availability of Form S-3 to the Company, any Demand Stockholder may require the Company to file one or more Form S-3 registration statements, providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale, from time to time, of an amount of Registrable Securities then held by such Demand Stockholder that equals or is greater than the Registrable Amount. “Registrable Amount” means an amount of Registrable Securities having an aggregate value of at least $5 million (based on the anticipated offering price (as reasonably determined in good faith by the Company)), without regard to any underwriting discount or commission, or such lesser amount of Registrable Securities as would result in the disposition of all of the Registrable Securities beneficially owned by the applicable Demand Stockholders; provided, that such lesser amount shall have an aggregate value of at least $2 million (based on the anticipated offering price (as reasonably determined in good faith by the Company)), without regard to any underwriting discount or commission.

The Registration Rights Agreement also provides that, if the Company is ineligible under law to register Registrable Securities on a registration statement on Form S-3 or is so eligible but has failed to comply with its obligations described in the prior paragraph, any Demand Stockholders will be entitled to make no more than four (4) written requests of the Company for registration under Securities Act of an amount of Registrable Securities then held by such requested Demand Stockholders that equals or is greater than the Registrable Amount. In addition, the Registration Rights Agreement entitles the Demand Stockholders, subject to the terms and conditions set forth therein, to certain “piggyback” registration rights in connection with other registrations by the Company of any shares of Company common stock under the Securities Act, subject to certain exceptions.

The Registration Rights Agreement provides that any particular securities constituting Registrable Securities will cease to be Registrable Securities when they (i) have been effectively registered or qualified for sale by prospectus filed under the Securities Act and disposed of in accordance with the registration statement covering such securities, or (ii) may be sold pursuant to Rule 144 under the Securities Act without regard to volume limitations or other restrictions on transfer thereunder.

The Registration Rights Agreement also provides that the registration rights granted thereunder will terminate, as to any holder of Registrable Securities, on the earlier to occur of (a) the date on which all Registrable Securities held by such holder have been disposed of, or (b) the date on which all Registrable Securities held by such holder may be sold without registration in compliance with Rule 144 without regard to volume limitations or other restrictions on transfer thereunder.

Consulting Services

Subsequent to the Mergers, individuals employed by LKCM Headwater Operations, LLC, a related party of LKCM, have provided the Company with certain consulting services in order to identify cost savings, revenue enhancements and operational synergies of the combined companies. As of December 31, 2022 expense of $0.2 million was recorded within Selling, general and administrative expenses within the Consolidated Statements of Operations and Comprehensive Income (Loss), reflecting expenses accrued for these consulting services.

Inventory Purchases

During the year ended December 31, 2021, the Company purchased approximately $0.12 million of inventory from a company owned by an immediate relative of a Board member, I. Steven Edelson, at fair market value.

FEES BILLED TO THE COMPANY BY BDO USA, LLP AND GRANT THORNTON, LLP

BDO USA, LLP ("BDO") was the principal auditor of Lawson Products prior to consummation of the merger, and audited the 2021 financial statements of Lawson Products, which were included in Lawson Products Annual Report on Form 10-K for the year ended December 31, 2021. Grant Thornton, LLP ("GT") was the auditor of TestEquity prior to consummation of the merger. The historical consolidated financial statements of Test Equity and Gexpro Services (and including, the legacy Lawson Products business since April 1, 2022) had not been audited prior to their inclusion in this Form 10-K. In connection with and following consummation of the merger, the Company engaged BDO to audit the 2022 consolidated financial statements (and BDO’s engagement was ratified by the stockholders of DSG at the 2022 Annual Meeting of Stockholders, held on November 15, 2022), and engaged GT to audit the 2021 consolidated financial statements of DSG. Under the applicable SEC rules and interpretations, a registrant may only have one principal auditor at any one time, and the auditor engaged to conduct the audit of the most recently to be completed fiscal year end period is considered to be the principal auditor. As DSG had not been previously audited and BDO is both the principal auditor of DSG following the merger (as auditor of the most recently completed fiscal year included in this Form 10-K) and prior to the merger (as auditor of the registrant), the Company concluded that DSG did not experience a change in its principal auditor in 2022. GT’s engagement as auditor of the 2021 financial statements was completed upon filing this Form 10-K.

Aggregate fees for professional services rendered for the Company by BDO and GT for such years were as follows:

BDO

	Year Ended December 31,
	2022	2021
Audit Fees	$1,804,948	$576,085
Audit-Related Fees	$—	$—
Tax Fees	$214,236	$162,242
All Other Fees	$—	$—
Percentage of Total Fees Attributable to Non-Audit (“Other”) Fees	—%	—%
Total Fees	$2,019,184	$738,327

GT

	Year Ended December 31,
	2022	2021
Audit Fees	$—	$1,507,456
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Percentage of Total Fees Attributable to Non-Audit (“Other”) Fees	—%	—%
Total Fees	$—	$1,507,456

Audit Fees

Audit services include fees for the annual audit, review of the Company's Quarterly Reports on Form 10-Q each year, statutory audits, consulting on accounting and auditing matters and fees related to BDO and GT's audit of the Company's effectiveness of internal control over financial reporting as required by the Rule 404 Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The Company did not pay to BDO and GT any audit-related fees in 2022 or 2021.

Tax Fees

Aggregate fees of $214,235.79 and $162,242 billed by BDO in 2022 and 2021, respectively, are comprised of domestic and international income tax compliance and tax consulting services. There were no tax fees paid to GT.

All Other Fees

The Company did not pay any other fees to BDO and GT in 2022 and 2021.

Pre-Approval of Services by Independent Auditor

The Audit Committee has adopted policies and procedures for the pre-approval of the audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor's independence. The Audit Committee approves all audit fees and terms for all services provided by the independent auditor and considers whether these services are compatible with the auditor's independence. The Chairman of the Audit Committee may approve additional proposed services that arise between Audit Committee meetings provided that the decision to approve the service is presented at the next scheduled Audit Committee meeting. All non-audit services provided by the independent auditor must be pre-approved by the Audit Committee Chairman prior to the engagement and ratified by the Audit Committee. The Audit Committee pre-approved all audit and permitted non-audit services by the Company's independent auditors in 2022.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the Audit Committee's next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its independent auditor.

Report of the Audit Committee of the Board of Directors

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors in 2022, include providing oversight to the Company's financial reporting process through periodic meetings with the Company's independent auditors and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, and its independent auditors.

With regard to the 2022 audit, the Audit Committee discussed with the Company's independent auditors the scope, extent and procedures for their audit. Following the completion of the audit, the Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting.

The Audit Committee reviewed and discussed the audited financial statements included in the 2022 Annual Report on Form 10-K with management. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

We have discussed with BDO USA, LLP, our independent auditors, the matters required to be discussed under Auditing Standard No. 16, Communication with Audit Committees ("AS 16"), issued by the Public Company Accounting Oversight Board ("PCAOB"). AS 16, as amended, requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company's financial statements with respect to (i) their responsibility under auditing standards of the PCAOB (United States), (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from BDO USA, LLP a letter providing the disclosures required by the PCAOB Rule 3526 (Independence Discussions with Audit Committees) with respect to any relationships between BDO USA, LLP and the Company that, in its professional judgment, may reasonably be thought to bear on independence. BDO USA, LLP has discussed its independence with us. BDO USA, LLP confirmed in its letter that, in its professional judgment, it is independent of the Company.

Based on the review and discussions described above with respect to the Company's audited financial statements included in the Company's 2022 Annual Report on Form 10-K, we have recommended to the Board of Directors that such financial statements be included in the Company's Annual Report on Form 10-K.

The Audit Committee has reviewed management's process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and received periodic updates regarding management's progress.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company's independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the report of the Company's independent auditors with respect to such financial statements.

Respectfully submitted by the Audit Committee:

Lee S. Hillman (Chairman)
Andrew B. Albert
Bianca A. Rhodes
Robert S. Zamarripa

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of Company equity securities such as the shares of the Company's common stock (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received and/or written representations from the Reporting Persons, the Company believes that with respect to the year ended December 31, 2022 all of the Reporting Persons complied with all applicable Section 16(a) filing requirements.

Householding of Annual Meeting Materials

A copy of our Annual Report on Form 10-K for the year ended December 31, 2022, excluding certain of the exhibits, Notice of Annual Meeting, or Proxy Statement may be obtained without charge by writing to: Corporate Secretary, Distribution Solutions Group, Inc., 8770 W. Bryn Mawr Avenue, Chicago, Illinois, 60631. Copies are also available to the public free of charge on or through our website at www.distributionsolutionsgroup.com. Information on our website is not incorporated by reference into this report.

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Annual Meeting, this Proxy Statement and the 2022 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of these documents either now or in the future, please contact your bank, broker or other nominee.

Stockholder Proposals for 2024 Annual Meeting

The Company expects that its 2024 annual meeting of stockholders will be held on or about May 19, 2024.

Deadline for Rule 14a-8 Proposals

In general, in order to be properly evaluated for eligibility for inclusion in the proxy statement and form of proxy relating to the 2024 annual meeting, any stockholder proposals submitted under Rule 14a-8 under the Exchange Act must be in writing and received by the Corporate Secretary at the Company’s corporate headquarters located at 8770 W. Bryn Mawr Avenue, Suite 900, Chicago, Illinois 60631 by a specified deadline. Under Rule 14a-8, the deadline for submission is 120 calendar days before the date of the Company’s proxy statement for its 2023 Annual Meeting; provided, that if the date of the 2024 annual meeting is changed by more than 30 days from the date of the 2023 Annual Meeting, then the deadline will be a reasonable time before the Company begins to print and send its proxy materials for the 2024 annual meeting. The Company believes that December 8, 2023 is a reasonable time for a meeting held on May 19, 2024.

Deadline for Stockholder Proposals (other than Rule 14a-8 proposals and Stockholder Nominations of Directors)

Stockholders who wish to present a proposal for business (other than any stockholder proposals made in accordance with Rule 14a-8, as described above, and other than any nominations for directors, as described below) at the 2024 annual meeting must deliver timely notice of such stockholder proposal to the Corporate Secretary at the Company’s corporate headquarters, 8770 W. Bryn Mawr, Suite 900, Chicago, Illinois 60631. Under the Company’s bylaws, to be timely a stockholder’s notice must be so delivered not fewer than 90 days nor more than 120 days prior to the first anniversary of the 2023 Annual Meeting (which would mean no earlier than January 20, 2024 and no later than February 19, 2024); provided, that if the date of the 2024 annual meeting is advanced by more than 30 days or delayed by more than 70 days from the first anniversary of the 2023 Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to the date of the 2024 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the 2024 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. If the 2024 annual meeting is held on May 19, 2024, notice would need to be delivered between January 20, 2024 and the close of business on February 19, 2024. Refer to the Company’s bylaws for further details regarding additional requirements and procedures for submitting proposals.

Deadline for Stockholder Nominations of Directors

Under the Company’s Certificate of Incorporation, stockholders who wish to nominate a candidate for election to the Board of Directors at the 2024 annual meeting must so indicate by notice in writing, delivered or mailed by first class mail, postage prepaid, to the Corporate Secretary not less than 14 days prior to the 2024 annual meeting; provided, however, that if less than 21 days' notice of the 2024 annual meeting is given to stockholders, such written notice shall be delivered or mailed to the Corporate Secretary not later than the close of the seventh day following the day on which notice of the meeting was mailed to the Company’s stockholders. The Company’s Certificate of Incorporation specifies additional information that must be set forth in the notice.

Deadline for Notice under Rule 14a-19 of Solicitation of Proxies in Support of Director Nominees

Under Rule 14a-19 under the Exchange Act, subject to certain exceptions, no person may solicit proxies in support of director nominees other than the Company’s nominees at the 2024 annual meeting unless (among other things) (i) such person provides timely notice to the Company of certain information or (ii) the required information has been provided in a preliminary or definitive proxy statement previously filed by such person. To be timely, the notice described in clause (i) must be postmarked or transmitted electronically to the Company at the Company’s corporate headquarters, 8770 W. Bryn Mawr, Suite 900, Chicago, Illinois 60631, no later than 60 calendar days prior to the anniversary of the 2023 Annual Meeting (which would be March 20, 2024); provided that if the date of the 2024 annual meeting will be changed by more than 30 calendar days from the previous year, the notice must be provided by the later of 60 calendar days prior to the date of the 2024 annual meeting or the 10th calendar day following the day the Company first publicly announces the date of the 2024 annual meeting. If the 2024 annual meeting is held on May 19, 2024, notice would need to be delivered by March 20, 2024.

Other Proposals
The Board of Directors knows of no other proposals which may be presented for action at this year’s Annual Meeting. However, if any other proposal properly comes before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their judgment upon such matter.

Conclusion
Stockholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided or to vote your shares by telephone or via the Internet.

By Order of the Board of Directors

Richard D. Pufpaf
Secretary

April 6, 2023

APPENDIX A
DISTRIBUTION SOLUTIONS GROUP, INC.
SEC REGULATION G GAAP RECONCILIATIONS

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that includes for the three months ended December 31, 2021 and the years ended December 31, 2022 and 2021 certain results of pre-merger Lawson Products and excludes for all periods certain non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2022 and 2021 and the years ended December 31, 2022 and 2021. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Reconciliation of GAAP Revenue to Non-GAAP Adjusted Revenue and GAAP Operating Income to Non-GAAP Adjusted EBITDA
YTD 2022 and YTD 2021
(Dollars in thousands)
(Unaudited)

	Lawson Products		Gexpro Services		TestEquity		Other		Consolidated DSG
Year Ended	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
GAAP Revenue	$324,783	$—	$385,326	$256,129	$392,358	$264,161	$48,955	$—	$1,151,422	$520,290
Pre-Merger Revenue(1)	104,902	371,668	—	—	—	—	12,975	46,065	117,877	417,733
Adjusted Revenue	$429,685	$371,668	$385,326	$256,129	$392,358	$264,161	$61,930	$46,065	$1,269,299	$938,023

GAAP Operating Income	$6,536	$—	$21,291	$11,092	$11,375	$329	$2,584	$—	$41,786	$11,421
Pre-Merger Operating Income(1)	11,096	8,192	—	—	—	—	980	3,795	12,076	11,987
Adjusted Operating Income	17,632	8,192	21,291	11,092	11,375	329	3,564	3,795	53,862	23,408

Depreciation and amortization	12,540	6,736	15,175	4,899	17,480	13,784	2,080	1,605	47,275	27,024
Adjustments:
Merger/integration costs(2)	7,672	8,317	4,940	2,177	3,021	258	—	—	15,633	10,752
Stock-based compensation(3)	(6,147)	4,838	—	—	—	—	—	—	(6,147)	4,838
Severance costs(4)	2,050	939	266	18	1,095	32	11	12	3,422	1,001
Acquisition related costs(5)	—	—	1,017	4,669	1,765	1,704	—	—	2,782	6,373
Inventory net realizable value adjustment(6)	1,737	1,368	—	—	—	—	—	—	1,737	1,368
Inventory step-up(7)	1,943	—	163	212	—	—	761	—	2,867	212
Other non-recurring(8)	1,199	—	354	243	—	—	44	—	1,597	243

Adjusted EBITDA	$38,626	$30,390	$43,206	$23,310	$34,736	$16,107	$6,460	$5,412	$123,028	$75,219

GAAP Operating income as a percent of GAAP Revenue	2.0%	—%	5.5%	4.3%	2.9%	0.1%	5.3%	—%	3.6%	2.2%

Adjusted EBITDA as a percent of GAAP Revenue	11.9%	—%	11.2%	9.1%	8.9%	6.1%	13.2%	—%	10.7%	14.5%
Adjusted EBITDA as a percent of Adjusted Revenue	9.0%	8.2%	11.2%	9.1%	8.9%	6.1%	10.4%	11.7%	9.7%	8.0%
1.Represents Lawson Products pre-merger revenue and operating income
2.Merger transaction costs related to the negotiation, review and execution of the merger agreements relating to the business combination of Lawson Products, TestEquity and Gexpro Services and subsequent integration costs
3.Expense primarily for stock-based compensation (benefit), of which a portion varies with the Company’s stock price
4.Includes severance expense for actions taken in 2022 and 2021, not related to a formal restructuring plan
5.Expense for acquisition related costs, unrelated to the business combination of Lawson Products, TestEquity and Gexpro Services
6.Inventory net realizable value adjustment recorded to reduce inventory related to discontinued products where the anticipated net realizable value was lower than the cost reflected in the Company's records

7.Inventory fair value step-up adjustments resulting from the reverse merger acquisition accounting for Lawson Products and acquisition accounting for additional acquisitions completed by Gexpro Services
8.Other non-recurring costs consists of sales force optimization and other non-recurring items

DSG DISTRIBUTION SOLUTIONS GROUP

Powerful Solutions. Proven Results.

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